EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 12, 2009

AMONG

AFFILIATED MANAGERS GROUP, INC.,

MANOR LLC

AND

HIGHBURY FINANCIAL INC.

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2009 (this “Agreement”), by and among AFFILIATED MANAGERS GROUP, INC., a Delaware corporation (“Parent”), MANOR LLC, a Delaware limited liability company and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and HIGHBURY FINANCIAL INC., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, and the Boards of Directors of each of Parent and Merger Sub, have each approved and declared advisable the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly by the Company (“Treasury Shares”) and other than Dissenting Shares, will be converted into the right to receive a fraction of a fully paid and nonassessable share of Parent Common Stock;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement:

(i)
Parent is entering into a Voting Agreement with certain significant shareholders of the Company, the directors of the Company and certain key employees of the Company and its subsidiaries (the “Voting Agreement”) pursuant to which, among other things, each of those shareholders has agreed, subject to the terms thereof, to vote all shares of Company Common Stock or Company Series B Preferred Stock (as applicable) owned by each of them in accordance with the terms of the Voting Agreement;

(ii)
each of Stuart Bilton, Kenneth Anderson, Gerald Dillenburg, Christine Dragon, Joseph Hays, Michael Mayhew, Robert Leahy, Joseph Reid and David Robinow (the “Aston Management Owners”) and the Company and Merger Sub, has entered into the Amended and Restated Limited Partnership Agreement (the “Restated LP Agreement”) dated as of the date hereof and which agreement will be effective immediately prior to the Closing and will provide for (among other things) (a) the conversion immediately prior to the Closing of Aston Asset Management, LLC, a Delaware limited liability company (“Aston”), into a Delaware limited partnership, (b) renaming of Aston as “Aston Asset Management, LP,” and (c) the ownership by the Aston Management Owners of their Initial Points (as defined in the Restated LP Agreement) in Aston immediately prior to the Closing;

(iii)
each of the Aston Management Owners has entered into an Employment Agreement (collectively, the “Employment Agreements”) with the Company, Aston and Merger Sub, dated as of the date hereof and which agreements will be effective as of the Closing; and

(iv)
each of Stuart D. Bilton and Kenneth C. Anderson has entered into a Partner Non-Competition Agreement (collectively, the “Partner Non-Competition Agreements”) with the Company, Aston and Merger Sub, dated as of the date hereof and which agreements will be effective as of the Closing;

WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (“Treasury Regulations”), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub at the Effective Time.  Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company (the “Surviving Company”) under the name “Manor LLC.”

1.2           Closing.  Unless this Agreement shall have been terminated pursuant to the provisions of Section 7.1, the closing of the Merger (the “Closing”) will take place on the tenth Business Day after the end of the first calendar month in which each of the conditions set forth in Section 6.1 and Section 6.2(c) is satisfied or waived (subject to Applicable Law), subject to the satisfaction or, where permitted, waiver of each of the conditions set forth in Article VI as of the Closing and the parties having finalized the Special Dividend Amount in accordance with Section 5.2 or, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).  The Closing shall be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto.

1.3          Effective Time.  Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and make all other filings or recordings required under the DGCL and the DLLCA.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4          Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.5          Certificate of Formation.  The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law.

1.6          Limited Liability Company Agreement.  The limited liability company agreement of Merger Sub as in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by Applicable Law.

1.7          Management of Surviving Company.  The officers and directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.  From and after the Effective Time, the business and affairs of the Surviving Company shall be managed as provided in the limited liability company agreement of Merger Sub.

1.8          Effect on Capital Stock.  At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(a)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenting Shares but including Converted Shares) shall be converted into the right to receive such number of shares of Parent Common Stock as is equal to the Exchange Ratio (the “Merger Consideration”), subject to Section 2.5 with respect to fractional shares.

(b)           As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than shares referred to in Sections 1.8(c) and (e)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry credit (a “Book-Entry Share”) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

(c)           Each Treasury Share at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d)           The limited liability company membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and become validly issued, fully paid and nonassessable limited liability company membership interests of the Surviving Company, and such limited liability company membership interests shall constitute the only outstanding membership interests of the Surviving Company.

(e)           Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that are entitled to demand and have properly demanded rights of appraisal in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or have effectively withdrawn or lost such right of appraisal under Applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL.  If any such holder shall fail to perfect or shall effectively withdraw or lose such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the right to receive the Merger Consideration in accordance with Section 1.8(a), without interest.  The Company shall give Parent (A) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(f)           If prior to the Effective Time, Parent or the Company, as the case may be, should (after obtaining the consent required by Section 4.1 or Section 4.2, as the case may be) split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively (in each case other than pursuant to Section 1.9), then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend, reclassification or other distribution or change.

1.9          Treatment of Company Series B Preferred Stock.  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or a committee thereof) shall adopt such resolutions or take such other actions as may be required in accordance with the terms of the Certificate of Designation of Series B Convertible Preferred Stock of the Company to provide that, immediately prior to the Effective Time but conditioned upon the occurrence of the Closing, each share of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time, including any then accrued and unpaid dividends thereon, shall be converted into such number of shares of Company Common Stock (the “Converted Shares”) as set forth in the Certificate of Designation of Series B Convertible Preferred Stock of the Company, including by delivering notice to all holders of shares of Company Series B Preferred Stock at least ten days prior to the anticipated closing date of the Merger.  Each Converted Share shall, at the Effective Time, be cancelled and converted into the right to receive the applicable Merger Consideration in accordance with Section 1.8 hereof.

ARTICLE II.

EXCHANGE OF CERTIFICATES

2.1          Exchange Fund.  At or prior to the Effective Time, Parent shall deposit with Continental Stock Transfer & Trust Company or such other bank or trust company as Parent shall determine prior to the mailing of the Proxy Statement and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, all the certificates representing the Aggregate Merger Consideration to be issued pursuant to this Agreement in exchange for outstanding Company Common Stock and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5.  Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3.  Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

2.2          Exchange Procedures.  As promptly as practicable after the Effective Time (but in any event within two Business Days thereafter), the Exchange Agent will send to each record holder of a Certificate or Book Entry Shares (other than Certificates or Book Entry Shares, to be canceled pursuant to Section 1.8(c) and Certificates or Book-Entry Shares in respect of Dissenting Shares), (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and shall be in customary form and have such other provisions as Parent and the Company shall mutually agree, and (b) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration.  As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates or book-entry credit representing the number of full shares of Parent Common Stock and the amount of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement.  The Exchange Agent shall accept such Certificates and Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, shall be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, or otherwise delivered in the case of Book-Entry Shares, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

2.3          Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate or Book Entry Shares in accordance with Section 2.2.  Subject to the effect, if any, of Applicable Laws, following surrender of any such Certificate or Book Entry Shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.  For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

2.4          No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

2.5          No Fractional Shares of Parent Common Stock.  (a) No certificates or scrip or shares of Parent Common Stock or book-entry credit therefor representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b)           Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Reference Price.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

2.6           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares for one year after the Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company or Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

2.7           No Liability.  None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8           Investment of the Exchange Fund.  Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively.  Any interest and other income resulting from such investments shall promptly be paid to Parent.

2.9           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

2.10         Withholding Rights.  Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

2.11         Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.12         Stock Transfer Books.  At the close of business, Boston time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as disclosed in (i) the Company SEC Reports filed prior to the date hereof (other than in the “Risk Factors” or “Forward Looking Statements” sections thereof), or (ii) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.1, or to one or more of the Company’s covenants contained herein; provided, however, that disclosure in any Section of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement, and provided, further, that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on the Company), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)           Organization and Qualification.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate or similar power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  The Company has previously made available to Parent true and complete copies of its certificate of incorporation and by-laws and the charter documents and by-laws or other organizational documents of each of its Subsidiaries, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of its respective charter documents and by-laws or other organizational documents in any material respects.

(b)           Authorization; Validity and Effect of Agreement.  The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Required Company Votes, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (acting upon the recommendation of the Special Committee), and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)           Capitalization.  The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which (i) 50,000 shares are designated Series A Junior Participating Preferred Stock (the “Company Series A Preferred Stock”) and (ii) 1,000 shares are designated Series B Convertible Preferred Stock (the “Company Series B Preferred Stock”).  As of December 1, 2009, 15,039,244 shares of Company Common Stock are outstanding, no shares of Company Series A Preferred Stock are outstanding and 1,000 shares of Company Series B Preferred Stock are outstanding.  As of December 1, 2009, 3,832,056 warrants to purchase shares of Company Common Stock are outstanding (the “Company Warrants”).  As of December 1, 2009, no shares of Company Common Stock and 50,000 shares of Company Series A Preferred Stock, as applicable, were reserved for issuance and issuable upon (i) exercise of the outstanding Company Warrants, (ii) exercise of the rights to purchase shares of Company Series A Preferred Stock (the “Company Rights”) issued pursuant to the Rights Agreement, dated as of August 10, 2009, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”), and (iii) conversion of shares of the Company Series B Preferred Stock.  All of the issued and outstanding shares of Company Common Stock and Company Series B Preferred Stock are, and all shares of Company Common Stock and Company Series A Preferred Stock which may be issued as described in the preceding sentence, when issued in accordance with the terms thereof, will be, validly issued, fully paid and non-assessable.  Except for the Company Common Stock, the Company Warrants, the Company Series B Preferred Stock and the Company Rights, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, including the Merger.  Except for the Company Warrants, the Company Series B Preferred Stock and the Company Rights, there are no options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of Company or any of its Subsidiaries.  Section 3.1(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the number of shares of Company Common Stock subject to the Company Warrants, the dates of grant of the Company Warrants and (to the extent applicable) the exercise prices thereof.  Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, the Company has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.  Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, there are no stockholders’ agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto.  As of the date hereof, the record and beneficial ownership of and voting power in respect of, the capital stock of the Company with respect to the signatories to the Voting Agreement set forth in the Voting Agreement, is accurate in all material respects.  No Subsidiary of the Company owns any Company Common Stock.

(d)           Subsidiaries.  The only Subsidiary of the Company is Aston.  All of the outstanding ownership interests in Aston are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as provided by the Restated LP Agreement or disclosed on Section 3.1(d) of the Company Disclosure Schedule, the Company owns directly all of the issued and outstanding ownership interests or securities of Aston, free and clear of any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, security interest, mortgage, right-of-way, covenant, restriction, encumbrance or other rights of third parties (“Encumbrances”).  There are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding interests or other securities of Aston, or which would require Aston or the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(e)           Other Interests.  Neither the Company nor Aston owns, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company’s ownership of Aston).

(f)           No Conflict; Required Filings and Consents.

(i)           Except as set forth in Section 3.1(f)(i) of the Company Disclosure Schedule with respect to clause (C) below, none of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, will: (A) violate or conflict with the Company’s certificate of incorporation or by-laws; (B) assuming adoption of this Agreement by shareholders of the Company and assuming satisfaction of the requirements set forth in Section 3.1(f)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (C) except for the consents, approvals and notices required to be obtained from or delivered to (as applicable) Clients under the Advisory Contracts pursuant to this Agreement, violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults, terminations, accelerations, encumbrances, purchase or repurchase obligations or other occurrences, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)           Except for (A) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (B) state securities or “blue sky” laws (the “Blue Sky Laws”), (C) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (D) rules and reporting requirements of the OTC Bulletin Board, (E) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (F) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and (G) the consents, approvals and notices required or contemplated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(g)          Compliance.  (i) The Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any notice from a Governmental Authority asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries have all permits, licenses, grants, authorizations, easements, consents, certificates, approvals, orders and franchises (collectively, “Permits”) from Governmental Authorities required to conduct their respective businesses as they are now being conducted, except for such Permits the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  The Company and its Subsidiaries are in compliance with the terms of the Permits, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(ii)           The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”).  The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Company’s Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.  Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of the Company.

(iii)          The management of the Company has (A) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent a true and complete summary of any such disclosure made by management to the Company’s auditors and audit committee.

(h)          SEC Reports; Financial Statements.

(i)           The Company has filed or furnished each registration statement, prospectus, proxy or information statement, form, report and other documents, together with any amendments thereto, required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 through the date hereof (collectively, the “Company SEC Reports”).  As of their respective filing dates (and, in the case of registration statements and proxies, their respective effectiveness and mailing dates), the Company SEC Reports (A) complied in all material respects with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any of the Company SEC Reports.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(ii)           The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports (A) complied as to form in all material respects with the published rules and regulations of the SEC, including those pursuant to the Sarbanes-Oxley Act, with respect thereto in effect at the time such Company SEC Reports were filed, (B) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and (C) have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(iii)          Except as set forth in Section 3.1(h)(iii) of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of September 30, 2009 included in the Company SEC Reports or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2009, or (C) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(i)           Absence of Certain Changes.  Except as set forth in Section 3.1(i) of the Company Disclosure Schedule and except for the transactions expressly contemplated hereby, since December 31, 2008, (A) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and (B) there has not been any change, circumstance, event, development or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(j)           Litigation.  As of the date hereof, there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person (an “Action”) instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company, any of its Subsidiaries or any of the Proprietary Funds or any of their respective properties or assets, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of the Proprietary Funds, or any order of any Governmental Authority applicable to the Company, any of its Subsidiaries or any of the Proprietary Funds.  There are no material SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company or any of its Subsidiaries.

(k)          Taxes. Except as set forth in the applicable subsection of Section 3.1(k) of the Company Disclosure Schedule:

(i)           The Company and each of its Subsidiaries has timely filed all Tax Returns (including all information returns) required to be filed by it in the manner provided by law and has timely paid (or the Company has timely paid on behalf of such Subsidiary) all Taxes shown thereon to be due and all other material Taxes due and owing.  All such Tax Returns are correct and complete in all material respects.  The Company has provided adequate reserves in its most recent audited consolidated financial statements in accordance with GAAP for any unpaid Taxes as of the date thereof.

(ii)          Neither the Company nor any of its Subsidiaries has (1) been granted any request for waivers or extensions of time, which are currently in effect, to assess any Taxes, or (2) requested any extensions of time, which are currently in effect, with respect to Tax Returns that were or are due to be filed. No power of attorney granted by either Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(iii)         No deficiency or claim for unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Tax Authority that remains outstanding and unpaid.

(iv)         There are no Encumbrances upon the assets of the Company or any of its Subsidiaries relating to unpaid Taxes other than Encumbrances for Taxes not yet due and payable.

(v)          No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority.

(vi)         None of the Company and its Subsidiaries is party to any Tax allocation, indemnification or sharing agreement.

(vii)        None of the Company and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (2) “closing agreement” as described in Code Section 7121 (or any correspondeing or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (3) installment sale or intercompany transaction (as defined in Treasury Regulations section 1.1502-13) made on or prior to the Closing Date.

(viii)       Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder, or other third party.

(ix)           Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent was the Company).

(x)           Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(xi)          Neither the Company nor any of its Subsidiaries has any requests for rulings in respect of Taxes pending between the Company or any Subsidiary and any Tax authority.

(xii)         There is no contract or agreement, plan or arrangement by the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code.

(xiii)        At all times since its formation (1) Aston has been treated as either a disregarded entity or as a partnership pursuant to subchapter K of the Code (and not as a “publicly traded partnership” under Section 7704 of the Code) for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes),  and (2) Aston has never filed an election to be treated as an association taxable as a corporation.

(xiv)        Neither Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Section 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

(xv)         Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two (2) years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(l)           Employee Benefits.

(i)           Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA section 3(3)), each stock purchase, stock option, restricted stock and stock units or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, profit-sharing, incentive, retirement, deferred compensation, vacation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether oral or written, whether or not subject to ERISA, under which (x) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (y) the Company or any of its Subsidiaries has any current or contingent liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.

(ii)           With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof and, to the extent applicable, (a) any related trust agreement, annuity contract or other funding instrument; (b) the most recent IRS determination letter; (c) any current summary plan description and summaries of material modifications thereto and any employee handbook or policy manual concerning the benefits provided under a Company Plan; and (d) for the two most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports, and (4) attorney’s response to auditors’ requests for information.

(iii)          (A) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (B) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or, in the case of a pre-approved plan, the underlying plan document has received a favorable opinion or advisory letter from the IRS as to its qualification, and nothing has occurred, whether by action or failure to act, which would reasonably be expected to result in the loss of such qualification; (C) no event has occurred and no condition exists which would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any of its “ERISA Affiliates” (defined as any entity or organization which is treated as a single employer with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code), to any material liability, Tax, fine or penalty imposed by ERISA or, the Code with respect to any Company Plan; (D) with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) the Company has not received notice that any administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies is pending or in progress and, to the knowledge of the Company, none are threatened; and (E) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or ERISA section 406, which would subject the Company or Parent to any material Taxes, penalties or other liabilities under Section 4975 of the Code or ERISA sections 409 or 502(i).

(iv)         Except as disclosed in Section 3.1(l)(iv) of the Company Disclosure Schedule, (A) neither the Company nor any ERISA Affiliate has any plan that has been announced to employees in writing or any legally binding commitment to any employees to create any additional plans that would be Company Plans if in existence on the date of this Agreement, or to amend or modify any existing Company Plan except as required by Applicable Law; and (B) no Company Plan provides for medical or health benefits (through insurance or otherwise) or provides for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

(v)          No Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to result in (A) the payment to any current or former employee, director or consultant of any money or other property, (B) the provision of any benefits or other rights of any such employee, director or consultant, or (C) the increase, acceleration or provision of any payments, benefits or other rights to any such employee, director or consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(vi)          (x) No “accumulated funding deficiency” as such term is defined in ERISA section 302 and Section 412 of the Code (whether or not waived) has occurred with respect to any Company Plans, where any such liability remains outstanding; and (y) no event or condition exists with respect to any Company Plan that would be deemed a “reportable event” within the meaning of ERISA section 4043 that would reasonably be expected to result in a liability to the Company or any of its ERISA Affiliates.

(vii)        Neither the Company nor any Subsidiaries nor any ERISA Affiliate has, in the last six years, contributed to, or withdrawn in a partial or complete withdrawal from, or has or has in the last six years had any liability or obligation in respect of any “multiemployer plan” (as defined in ERISA section 3(37).  No Company Plan is a “multiple employer welfare arrangements” or a “multiple employer plan” as described in ERISA Section 3(40) or Section 413(c) of the Code, respectively.

(viii)       No Company Plan is a collateral assignment split-dollar life insurance program which covers, or otherwise provides for “personal loans” to, executive officers (within the meaning of Section 402 of the Sarbanes-Oxley Act).

(m)         Contracts.  Each Contract of the Company and its Subsidiaries is (i) valid and binding on the Company or Subsidiary party thereto, (ii) enforceable by the Company or the Subsidiary party thereto, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting executors’ rights generally and by general principles of equity and (iii) in full force and effect, and there are no defaults thereunder by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except for any such failure to be valid, binding and enforceable and in full force and effect or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  In the event the consents set forth in Section 3.1(f)(i) of the Company Disclosure Schedule, and with respect to the Advisory Contracts, those Consents set forth in Section 3.1(z) of the Company Disclosure Schedule, are obtained, each such Contract as to which consent (and, in the case of Advisory Contracts, Consent) is received will remain valid and effective in accordance with its respective terms (other than Advisory Contracts which by their terms and/or under Applicable Laws terminate or give rise to a termination right upon consummation of the transactions contemplated hereby) after giving effect to the Closing hereunder.  No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any Contract relating to indebtedness of the Company or any of its Subsidiaries.  Section 3.1(m) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound.

(n)          Labor Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries. There is no labor strike, slowdown or work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice charge or other employment related complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there is no representation claim or petition pending before the National Labor Relations Board.

(o)          Intellectual Property.

(i)           Except as disclosed on Schedule 3.1(o), the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses valid rights to use all the Intellectual Property used in their businesses as currently conducted, free of Encumbrances.  To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual Property right, and neither the Company nor any of its Subsidiaries has received any notice from any Person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such Person.  All Company Intellectual Property purportedly owned by the Company or any of its Subsidiaries is owned exclusively by same, free of adverse claims of ownership (including those of current and former employees and contractors) and will be available for use by the Surviving Company and its Affiliates after the Effective Time for all business purposes.

(ii)           To the knowledge of the Company, no claims, charges, or demands are currently pending or threatened by any Person with respect to the Company Intellectual Property. There are no pending claims by the Company or any Subsidiary alleging or asserting that any Person has violated, misappropriated or infringed any of the Company Intellectual Property.  The Company and its Subsidiaries have not licensed or otherwise permitted third parties to use any proprietary Company Intellectual Property.

(iii)          All registrations and applications for any Company Intellectual Property owned by the Company or any of its Subsidiaries are listed in Section 3.1(o)(iii) of the Company Disclosure Schedule.

(p)          Affiliate Transactions.  Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, from December 31, 2005 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that have not been so disclosed.

(q)          Information Supplied.  (i) The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by the Company specifically for inclusion in the proxy statement/prospectus or any amendment or supplement thereto (the “Proxy Statement”) to be included in the Registration Statement and to be sent to the stockholders of the Company in connection with the stockholders meeting to adopt this Agreement and approve the Merger (collectively, the “Company Stockholders Meeting”) shall not, on the date the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

(ii)           Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use or incorporation by reference in the Registration Statement or the Proxy Statement or any proxy solicitation materials sent to fund shareholders.

(iii)          Any proxy solicitation materials sent to fund shareholders pursuant to Section 5.3(c) shall not, on the date such proxy statement or other material is mailed to such shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(r)          Opinion of Financial Advisor.  The Special Committee has received the written opinion of Sandler O’Neill + Partners, L.P. and the Company’s Board of Directors has received the written opinion of Berkshire Capital Securities LLC, each dated as of the date hereof, to the effect that, as of such date the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares.  True and complete copies of such opinions will promptly be provided to Parent.

(s)          Brokers.  Section 3.1(s) of the Company Disclosure Schedule sets forth each consultant, broker, finder or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each such Person.

(t)          Board Approval.  The Board of Directors of the Company (acting upon the recommendation of the Special Committee), at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement (for purposes of Section 203 of the DGCL) and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 5.5, to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in this Section 3.1(t) (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 5.5).

(u)          Votes Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Company Series B Preferred Stock, voting together with the Company Common Stock as a single class (the “Required Company Votes”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. For purposes of calculating the Required Company Votes, each share of Company Series B Preferred Stock is entitled to the number of votes equal to the product of (i) .75471668 times (ii) 4,500.

(v)          No Other Agreements to Sell the Company or its Assets.  The Company has no legal obligation, absolute or contingent, to any other Person to sell more than 5% of the assets of the Company, to sell more than 5% of the capital stock or other ownership interests of the Company or any of its Subsidiaries (other than the Company Warrants), or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

(w)         Takeover Laws; Rights Plan.

(i)           Subject to the accuracy of Parent’s representation set forth in Section 3.2(m), the Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby from, the requirements of any “moratorium”, “control share”, “fair price” or other anti-takeover laws and regulations, including Section 203 of the DGCL.

(ii)           Prior to the date of this Agreement, the Company has amended the Rights Agreement so that (x) neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will (A) cause the Company Rights to become exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (C) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Agreement), and (y) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof.  The Company has made available to Parent a true and complete copy of such amendment of the Rights Agreement.

(x)          Regulatory Reports.  The Company, each of its Subsidiaries and each Proprietary Fund have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with (i) the SEC, (ii) any applicable domestic or foreign industry self-regulatory organization (“SRO”), including the Financial Industry Regulatory Authority (“FINRA”), and (iii) all other applicable federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or investigation or inquiry into the business or operations of the Company, any of its Subsidiaries or any Proprietary Fund, since December 31, 2005.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries or any Proprietary Fund.

(y)          Fund Filings, etc.

(i)           The audited balance sheets of each Investment Company for which the Company or any of its Subsidiaries provides Investment Management Services that is sponsored by the Company or any Subsidiary thereof and/or for which any of them acts as a general partner, managing member or in a similar capacity (collectively, the “Proprietary Funds”) as of October 31, 2008, October 31, 2007 and October 31, 2006, and the related financial statements for the years then ended, as reported on by such Proprietary Fund’s independent auditors, have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and other financial results of each Proprietary Fund at the dates and for the periods, stated therein.

(ii)           Since October 31, 2005, each Proprietary Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, Regulatory Agencies that are required (including by the rules of any SRO) in order to permit each of them to carry on its respective business as presently conducted, and such material permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect.  The conduct of its respective business by each Proprietary Fund has not, since October 31, 2005, and currently does not, violate or infringe any material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule or regulation including those of the SROs.

(iii)          Each of the Company and its Subsidiaries and their officers, and employees that are required to be registered as investment advisers, broker-dealers, registered representatives, sales persons or in any commodities-related capacity with the SEC, the securities commission, the National Futures Association, FINRA or any state or any SRO is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company.

(iv)         There are no proceedings pending (or, to the knowledge of the Company, threatened, nor to the knowledge of the Company has any event occurred or does any condition exist that is reasonably likely to form the basis for any proceeding) that are reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any material permit, license, certificate of authority, order or approval referred to in Section 3.1(y)(iii), Section 3.1(y)(vii) or Section 3.1(y)(viii) that would reasonably be expected to have a Material Adverse Effect on the Company, and the execution and delivery of this Agreement and the consummation of any transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(v)          None of the Company, any of its Subsidiaries or any Proprietary Funds, or any officer, director or employee thereof, is a party or subject to any order, judgment or decree (other than exemptive orders) relating to its business with or by any federal, state, local or foreign Regulatory Agencies, except where such order, judgment or decree, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(vi)         Since December 31, 2005, there has existed no “out of balance” condition, pricing error or similar condition with respect to any customer account maintained by the Company or any Subsidiary, or any Proprietary Fund, except for such conditions, individually or in the aggregate, as have since been rectified and have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(vii)        Section 3.1(y)(vii) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of the Company and each Subsidiary of the Company which is registered or licensed as (i) a broker-dealer under the Exchange Act or under any similar state or foreign laws, (ii) a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities and Futures Trading Act or under any similar state or foreign laws, (iii) an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), or under any similar state or foreign laws, (iv) a bank or trust company, or (v) an insurance company, in each case together with a listing of all such registrations and licenses held with all applicable Regulatory Agencies.

(viii)       Section 3.1(y)(viii) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all securities exchanges, commodities exchanges, boards of trade and similar organizations in which Company and its Subsidiaries hold memberships or have been granted trading privileges.

(ix)          Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Proprietary Fund, and all current supplemental advertising and marketing material relating to each Proprietary Fund complies with the Securities Act and the Investment Company Act, applicable state laws and, where applicable, the rules of FINRA, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  None of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(z)          Advisory Contracts; Funds and Clients.

(i)           The aggregate dollar amount of assets under management by Aston as of November 30, 2009 (the “Base Date”) is accurately set forth in Section 3.1(z) of the Company Disclosure Schedule.

(ii)           Set forth in Section 3.1(z) of the Company Disclosure Schedule is a list as of the Base Date of all Advisory Contracts, setting forth with respect to each such Advisory Contract:

(a)  The name of the Client (provided, that, solely for purposes of this Section 3.1(z), in the case of any Proprietary Fund or Program Sponsor, “Client” shall include the Proprietary Fund and the Program Sponsor and each investor or participant therein (as applicable) falling within the definition of “Client” that, to the knowledge of the Company, has at least $25,000,000 invested in such Proprietary Fund or Program Sponsor) under such Advisory Contract, indicating any such Client that is (A) the Company, (B) a controlled Affiliate of the Company, (C) a director, officer, shareholder, owner or employee of any of the foregoing or an Immediate Family member of any such director, officer, shareholder, owner or employee or (D) a trust or collective investment vehicle in which any of the foregoing is a holder of a beneficial interest (any of the foregoing Clients described in clauses (A)-(D) above, a “Related Client”);

(b)  The amount of assets under management by Aston pursuant to such Advisory Contract, the nature of the Investment Management Services (i.e., discretionary or non-discretionary) provided and, if such Advisory Contract is pursuant to a “wrap” program or managed account program with a third-party sponsor, the identity of the third-party sponsor thereof;

(c)  (i) The fee schedule in effect with respect to such Advisory Contract (which, for the avoidance of doubt, shall be the gross fee payable to Aston prior to any netting or reduction for Fee Reductions) (including identification of any applicable sub-components of such fees, e.g., investment management fees versus “wrap” fees that include other services, fees for any other services, etc., as applicable), (ii) the amount of any Fee Reductions (including the identification of each component of any such Fee Reductions), (iii) any other fees payable by the Client in connection with Investment Management Services provided by Aston, other than pursuant to such Advisory Contract, and (iv) any fees or other payments required to be paid by the Company or any of its Subsidiaries to third parties or employees in connection with such Advisory Contract and/or the relationship with such Client;

(d)  The manner of (A) consent required for the “assignment” under applicable laws and such Advisory Contract by Aston of such Advisory Contract resulting from the consummation of the transactions contemplated by this Agreement for those Advisory Contracts which do not expire or terminate or give rise to a right of expiration or termination (by their terms and/or under applicable law) as a result of the consummation of such transactions (which contracts are so specifically identified on Section 3.1(z) of the Company Disclosure Schedule) or (B) approval required for the execution and delivery of a new Advisory Contract between Aston and such Client in connection with the transactions contemplated by this Agreement  (including without limitation, in the case of a Proprietary Fund, an indication of whether or not approval is required from the shareholders, owners, members or partners of such Proprietary Fund with respect thereto) for those Advisory Contracts that will expire or terminate or give rise to a right of expiration or termination (by their terms and/or under applicable laws) as a result of the consummation of such transactions (which contracts are so specifically identified on Section 3.1(z) of the Company Disclosure Schedule), in each case so that such existing or new Advisory Contract (as applicable) will be duly and validly authorized and approved under all applicable laws and the terms of any contracts, agreements and other instruments relating thereto, and will be in full force and effect between Aston and such Client (or the sponsor thereof or investment adviser thereto, in the case of a Proprietary Fund or Program Sponsor, if applicable) as of immediately following the Closing; and

(e)         The Revenue Run-Rate of such Advisory Contract.

Except as specifically described in Section 3.1(z) of the Company Disclosure Schedule by express disclosure thereon relating to a particular Advisory Contract, there are no contracts, agreements, arrangements or understandings pursuant to which the Company or any of its Affiliates or employees or representatives of any of them has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Clients set forth in Section 3.1(z) of the Company Disclosure Schedule.  As of the date hereof, except as is set forth in Section 3.1(z) of the Company Disclosure Schedule, no Client of Aston (or, in the case of a Client that is a Proprietary Fund or Program Sponsor, underlying investors, beneficiaries or participants therein, as applicable) has, to the knowledge of the Company, expressed to the Company or any of its Affiliates or any employees or representatives of any of them (or, in the case of an investor, beneficiary or participant in a Proprietary Fund or Program Sponsor, to the Proprietary Fund or Program Sponsor) an intention to terminate or reduce its investment relationship with Aston or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to Aston (including after giving effect to the Closing) in connection with such Client relationship.  None of the Aston Management Owners, the Company or any of its Affiliates provides Investment Management Services to any Person other than pursuant to a written Advisory Contract set forth in Section 3.1(z) of the Company Disclosure Schedule.  None of the Company or any of its Affiliates other than Aston provides, or has ever provided Investment Management Services to any Person, and is not, and has at no time been, a party to any Advisory Contract.

(f)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (x) each Advisory Contract has at all times since its effective date been (and currently is) duly authorized, executed and delivered by Aston and, to the knowledge of the Company, each other party thereto and, to the extent applicable, adopted and subsequently renewed in compliance with Section 15 of the Investment Company Act, and at all such times has been a valid and binding agreement of Aston and, to the knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general equity principles), and (y) Aston has been at all times since November 30, 2006 (and currently is) in compliance with the material terms of each Advisory Contract to which it is a party (including the applicable investment guidelines and restrictions thereunder, where applicable), and no event has occurred or condition exists that constitutes or with notice or the passage of time would reasonably be expected to constitute a default thereunder.

(g)  Each Client to which Aston provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA or to Section 4975 of the Code, or (ii) a person acting on behalf of such plan, or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor (any such plan, person or entity, an “ERISA Client”) has been managed by Aston such that Aston in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code.  Section 3.1(z) of the Company Disclosure Schedule identifies each Client that is an ERISA Client with a footnote to that effect.  Aston meets the Advisers Act registration, minimum assets under management and minimum shareholders’ or partners’ equity requirements to qualify as a qualified professional asset manager (a “QPAM”) under Prohibited Transaction Class Exemption 84-14) (the “QPAM Exemption”).  Aston is not disqualified from relying on the QPAM Exemption with respect to transactions negotiated for ERISA Clients due to the application of Section I(e) or Section I(g) of the QPAM Exemption.

(h)  Any Client that is a Proprietary Fund is identified as such on Section 3.1(z) of the Company Disclosure Schedule with a footnote to that effect.  Any Client that is a Program Sponsor is identified as such on Section 3.1(z) of the Company Disclosure Schedule with a footnote to that effect.  Other than the Proprietary Funds, no Subsidiary of the Company provides Investment Management Services to or through (i) any issuer or other Person that is an investment company, unit trust or SICAV (or similar Person) (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company, unit trust or SICAV (or similar Person) (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities. At no time during the past five years has the Company or any of its Subsidiaries had “custody” of client funds within the meaning of Rule 206(4)-2 under the Advisers Act or any other similar laws.

(i)  To the knowledge of the Company, no controversy or disagreement exists between the Company or any of its Subsidiaries and any Client.

(j) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company or any of its Subsidiaries, (ii) any officer, member of the board of managers, partner, shareholder, owner, employee or representative, as applicable, of the Company or any of its Subsidiaries or (iii) any Client (in connection with the provision of Investment Management Services to such Client) except as set forth on Section 3.1(z) of the Company Disclosure Schedule.

(k) With respect to each Client, except as would not reasonably be expected to have a Material Adverse Effect on the Company, each investment made by the Company or any of its Subsidiaries or on behalf of such Client has been made in all material respects in accordance with such Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company or any of its Subsidiaries pursuant to or in connection with) its Advisory Contract in effect at the time the investments were made, and has been held thereafter in all material respects in accordance with such investment policies, guidelines and restrictions.

(aa)        Regulatory Compliance. Except where the violation of any of the representations and warranties contained in this Section 3.1(aa), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

(i)            (A) Each Proprietary Fund required by law to be so registered is duly registered as an investment company under the Investment Company Act; (B) the shares of each Proprietary Fund are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect; (C) all outstanding shares of each Proprietary Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder; and (D) in the case of prospectuses applicable to the Proprietary Funds, no such prospectus contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order similar order restricting its use.

(ii)           Each Fund that is a registered Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act, to the extent applicable.

(iii)          The Company and each of its Subsidiaries has adopted a formal code of ethics (to the extent required under Applicable Law) and a written policy regarding insider trading.  Such code and policy comply, in all material respects, to the extent applicable thereto, with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder and Section 204A of the Investment Advisers Act, respectively.  The policies of the Company and its Subsidiaries with respect to avoiding conflicts of interest are as set forth in their most recent Forms ADV and BD (or incorporated by reference therein) (as applicable).  As of the date hereof, there have been no material violations or allegations of material violations of such policies that have occurred or been made, except as reflected in compliance reports submitted to the applicable Board of Directors.

(iv)         Neither the Company, any of its Subsidiaries nor any Proprietary Fund, and, to the Company’s knowledge, no person “associated” (as defined under the Investment Advisers Act) with the Company, any of its Subsidiaries or any Proprietary Fund, has for a period not less than five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the Investment Company Act, and to the Company’s knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(v)          Each Proprietary Fund that is eligible to elect to be treated as a “regulated investment company” under Subchapter M of Chapter 1 of Subtitle A of the Code has so elected, and each such Proprietary Fund has qualified as a “regulated investment company” and each such Proprietary Fund has complied with all applicable provisions of law necessary to preserve and retain such Proprietary Fund’s election and status as a regulated investment company. Each Proprietary Fund has timely filed all federal, state, local and foreign income and other Tax Returns that such Proprietary Fund is required to file.

(bb)       Agreements with Regulatory Agencies.  None of the Company, any of its Subsidiaries or any Proprietary Fund is subject to any material cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive issued by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a “Company Regulatory Agreement”), nor has the Company, any of its Subsidiaries or any Proprietary Fund been advised since December 31, 2005 by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement.

(cc)        Books and Records.  The books, records and accounts of the Company and each of its Subsidiaries are maintained, in all material respects, in accordance with the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company or its Subsidiaries are subject to that section), including the maintenance of a system of internal controls that provides reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at reasonable intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(dd)       Bank Holding Company Act; FDIC.  Neither the Company nor any of its Subsidiaries owns or “controls” (as defined in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the “BHCA”)) a “bank” (as defined in Section 2(c) of the BHCA) or a “bank holding company” (as defined in Section 2(a)(i) of the BHCA).  Neither the Company nor any of its Subsidiaries is an “insured depository institution” under the Federal Deposit Insurance Act.

(ee)       Performance Records.  The Company has made available to Parent true and complete copies of all of its records of the basis for calculating the performance or rate of return of the Clients, as required by the Advisers Act, the rules and regulations promulgated thereunder, and applicable “no-action” letters, since inception.

(ff)         No Other Representations and Warranties.  Except for the representations and warranties contained in this Section 3.1, each of Parent and Merger Sub acknowledges that neither the Company, nor any other Person on behalf of the Company, makes or has made any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.  Neither the Company nor any other Person shall have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

3.2          Representations and Warranties of Parent and Merger Sub.  Except as disclosed in (i) the Parent SEC Reports filed prior to the date hereof (other than in the “Risk Factors” or “Forward Looking Statements” sections thereof), or (ii) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.2, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any Section of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement, and provided, further that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Parent), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

(a)           Organization and Qualification.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own and operate its business as presently conducted.  Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.  Each of Parent and Merger Sub has previously made available to the Company, true and correct copies of its certificate of incorporation and by-laws, certificate of formation and limited liability company agreement, as the case may be, in each case as currently in effect.

(b)           Authorization; Validity and Effect of Agreement.  Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder, including the Merger and the issuance of Merger Consideration by Parent, and the consummation of the transactions by Parent and Merger Sub contemplated hereby have been duly authorized by the Board of Directors of Parent (or a duly authorized committee thereof) and the member of Merger Sub and all other necessary corporate or limited liability company action on the part of Parent and Merger Sub, and, subject to the succeeding sentence, no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Following execution of this Agreement by the parties hereto, Parent shall execute and deliver to Merger Sub a written consent adopting this Agreement in its capacity as sole member of Merger Sub.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)           Capitalization.  The authorized capital stock of Parent consists of (i) 153,000,000 shares of common stock, par value $0.01 per share, of which (A) 150,000,000 shares have been designated as “Common Stock” (the “Parent Common Stock”) and (B) 3,000,000 shares have been designated as “Class B Non-Voting Common Stock” (the “Parent Class B Stock”), and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of December 1, 2009, (i) 42,263,286 shares of Parent Common Stock were outstanding, (ii) no shares of Parent Class B Stock were outstanding, and (iii) no shares of Parent Preferred Stock were outstanding.  As of December 1, 2009, (i) 4,734,592 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable under Parent’s stock award plans (collectively, the “Parent Stock Plans”) in connection with the exercise of outstanding stock options and the vesting of other stock awards and (ii) 8,688,858 shares of Parent Common Stock were reserved for issuance and issuable upon conversion (subject to the occurrence of certain events) of Parent’s 3.95% Convertible Senior Notes due 2038, Liquid Yield Option Notes due 2021, 5.10% Convertible Trust Preferred Securities and 5.15% Convertible Trust Preferred Securities (the “Parent Convertible Securities”).  All of the issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to the Parent Stock Plans or the Parent Convertible Securities, when issued in accordance with their applicable terms, will be, validly issued, fully paid and non assessable.  From December 1, 2009 to the date of this Agreement, no shares of Parent Preferred Stock have been issued, and no shares of Parent Common Stock have been issued other than upon exercise of stock options and the vesting of other stock awards and conversion of certain Parent Convertible Securities in accordance with their terms.  As of the date of this Agreement, except for Parent Common Stock, options to purchase Parent Common Stock and other stock awards outstanding under the Parent Stock Plans and the Parent Convertible Securities, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.  As of the date of this Agreement, except for options to purchase Parent Common Stock and other stock awards outstanding under Parent Stock Plans referred to in clause (i) above and the Parent Convertible Securities listed in clause (ii) above, and except for the transactions contemplated hereby and as otherwise disclosed in Section 3.2(c) of the Parent Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Parent to issue, deliver or sell or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of Parent.

(d)         No Conflict; Required Filings and Consents.

(i)           Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule with respect to clause (C) below, neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will:  (A) violate or conflict with Parent’s certificate of incorporation or by-laws; (B) assuming satisfaction of the requirements set forth in Section 3.2(d)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (C) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults, terminations, accelerations, encumbrances, purchase or repurchase obligations or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(ii)           Except for (A) the pre-merger notification requirements of the HSR Act, (B) Blue Sky Laws, (C) applicable requirements of the Securities Act, (D) rules and regulations of the NYSE, (E) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (F) with respect to matters set forth in Section 3.2(d)(ii) of the Parent Disclosure Schedule, (G) applicable requirements, if any, of the Exchange Act, and (H) the consents, approvals and notices required or contemplated under the Investment Company Act, no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Parent or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(e)          Compliance.  (i) Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received any notice from a Governmental Authority asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent and its Subsidiaries have all Permits from Governmental Authorities required to conduct their respective businesses as they are now being conducted, except for such Permits the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent and its Subsidiaries are in compliance with the terms of the Permits, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)           Parent and each of its officers are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.  Parent has previously disclosed to the Company the information required to be disclosed by Parent and certain of its officers to Parent’s Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.  Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of Parent.

(iii)          The management of Parent has (A) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  Parent has made available to the Company a true and complete summary of any such disclosure made by management to Parent’s auditors and audit committee.

(f)           SEC Reports; Financial Statements.

(i)           Parent has filed or furnished each registration statement prospectus, proxy or information statement, form, report or other documents, together with any amendments thereto, required to be filed by it with the SEC since December 31, 2005 through the date hereof (collectively, the “Parent SEC Reports”).  As of their respective filing dates (and, in the case of registration statements and proxies, their respective effectiveness and mailing dates), the Parent SEC Reports (A) complied in all material respects with the then applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  There are no outstanding comments from the SEC with respect to any of the Parent SEC Reports.

(ii)           The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports (A) complied as to form in all material respects with the published rules and regulations of the SEC, including those pursuant to the Sarbanes-Oxley Act, with respect thereto in effect at the time such Parent SEC Reports were filed, (B) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and (C) have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(iii)          There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) disclosed and provided for in the balance sheet included in Parent SEC Reports or required for in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2009, or (C) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)         Information Supplied.  (i) The information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, on the date the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company or its auditors, attorneys, financial advisers, other consultants or advisers, specifically for use or incorporation by reference in the Registration Statement or the Proxy Statement.

(h)         Brokers.  The Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(i)          Absence of Certain Changes.  Except as set forth in Section 3.2(i) of the Parent Disclosure Schedule and except for the transactions expressly contemplated hereby, since December 31, 2008, (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices, except for such conduct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) there has not been any change, circumstance, event, development or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(j)           Vote Required.  No vote of the holders of any class or series of Parent’s capital stock is necessary to approve the issuance of shares of Parent Common Stock pursuant to this Agreement or any of the transactions contemplated hereby.

(k)          No Prior Activities.  Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.

(l)           Litigation.  As of the date hereof, there is no Action instituted, pending or, to the knowledge of Parent, threatened in writing, in each case against Parent or any of its Subsidiaries or any of their respective properties or assets, nor is there any outstanding Judgment against Parent or any of its Subsidiaries or any order of any Governmental Authority applicable to Parent or any of its Subsidiaries, except for such Actions or Judgments which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)         Ownership of Company Stock.  Since January 1, 2006, none of Parent or any of its Subsidiaries or Affiliates (i) has, individually or in the aggregate, directly or indirectly, beneficially owned any class of securities of the Company, (ii) except as specifically contemplated hereby, are party to any contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Company or (iii) otherwise “owns” or has “owned” any class of securities of the Company within the meaning of Section 203 of the DGCL. This representation shall be deemed not to be breached unless such ownership would cause Parent or any of its Subsidiaries or Affiliates to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

(n)          Valid Issuance of Stock.  The shares of Parent Common Stock to be issued as Merger Consideration, when issued in accordance with Section 1.6, shall (a) be duly and validly issued, fully paid and nonassessable, (b) be free of restrictions on transfer, other than transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities laws, (c) be issued in compliance with all applicable federal and state securities laws and (d) not be subject to any preemptive rights, rights of first refusal or similar rights.

(o)          No Other Representations and Warranties.  Except for the representations and warranties contained in this Section 3.2, the Company acknowledges that neither Parent, Merger Sub, nor any other person on behalf of Parent or Merger Sub, makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.  Neither Parent, Merger Sub, nor any other person shall have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1          Covenants of Company.  Except as otherwise specifically contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, or as required by Applicable Law, the Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, unless Parent shall otherwise consent in writing, (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice, including (x) operating the business of Aston in accordance with the provisions of the Management Agreement and (y) using the Operating Allocation (as defined in the Management Agreement) to pay for the expenses, liabilities and other costs of the business of Aston in a manner consistent with past practice; and (ii) the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the key officers and key employees of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with Clients and other persons with which the Company or any of its Subsidiaries has business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as otherwise specifically contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or as required by Applicable Law), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

(a)           cause or permit Aston to take any action which would require the consent or approval of, or notice to, the Company pursuant to any provision of the Management Agreement;

(b)           make or commit to make any capital expenditures, other than expenditures which would be permitted under clause (a) above;

(c)           incur any indebtedness for borrowed money or guarantee such indebtedness of another Person or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make or modify any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities;

(d)           (i) amend its certificate of incorporation or by-laws or other governing documents; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that (x) Aston may make distributions to the Company in accordance with the provisions of the Management Agreement, (y) the Company may pay regular dividends to holders of Company Common Stock in an amount up to $0.05 per share per quarter if declared by the Board of Directors at similar times as and in accordance with past practice and to holders of Series B Convertible Preferred Stock at the applicable dividend rate as set forth in the Certificate of Designation of Series B Convertible Preferred Stock, and (z) the Company may pay the Special Dividend pursuant to Section 5.2); (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests; or (iv) sell or pledge any stock or other ownership interests of any of its Subsidiaries;

(e)           (i) issue or sell or agree or offer to issue or sell, or accelerate the vesting of or right to receive, or grant, confer or award any options, warrants, convertible securities or rights of any kind to acquire any shares of, its capital stock of any class; (ii) except for sales or dispositions of obsolete assets, sell, pledge, lease, license, dispose of or encumber in whole or in part any assets (including any Intellectual Property or indebtedness owed to them or any claims held by them) or agree to do any of the foregoing; or (iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division thereof or any assets (other than inventory and other immaterial assets in the ordinary course of business consistent with past practice), or make any investment, either by purchase of stock or other securities, or contribution to capital, in any other Person;

(f)           (i) make any change in the compensation or fringe benefits payable or to become payable to, or grant any termination or severance pay to, any of the Company’s or its Subsidiaries’ present or former directors, officers, members of the board of managers, partners, shareholders, owners, employees, agents or independent contractors, except that Aston may make any changes in compensation or fringe benefits payable provided that such changes, in the aggregate, are not material to Aston; (ii) enter into or modify any collective bargaining agreement, bonus, equity, option, profit sharing, compensation, welfare, retirement, or other similar arrangement, or any employment contract; or (iii) enter into, amend or otherwise modify any contract, agreement, arrangement or understanding with the Aston Management Owners, members of their Immediate Family or their respective Affiliates; except, in each case, (x) for actions necessary to satisfy existing contractual obligations under Company Plans or any agreement existing as of the date of this Agreement as disclosed on Schedule 4.1(f), or (y) as required by Applicable Law;

(g)           (i) make or change any material Tax election, waive or extend the statute of limitations in respect of material Taxes, amend any material Tax Return, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or assessment or surrender any right to a claim for a material Tax refund, (ii) change any method or principle of Tax accounting or change any annual Tax accounting period, (iii) voluntarily change regular independent accountants, or (iv) make an election or take any other action that would cause Aston to cease to be a partnership or a disregarded entity for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes);

(h)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or, in the case of Aston, to the extent the amounts due in connection with such payment, discharge or satisfaction of claims, liabilities or obligations are payable solely out of the Operating Allocation, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing contract, agreement, commitment, understanding or other arrangement;

(i)           settle or compromise any Action, except for any settlement or compromise of an Action by Aston which would not require the consent or approval of, or notice to, the Company pursuant to any provision of the Management Agreement;

(j)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure and ownership of any Subsidiary of the Company;

(k)           amend, modify, supplement or terminate, or agree to waive or consent to any noncompliance under, or fail to diligently enforce the Company’s and its Subsidiaries’ rights under (x) any non-compete agreement, non-solicitation and/or non-acceptance agreement, covenant not to disclose confidential information or other similar agreement with respect to any current or former employee or independent contractor of the Company or its Subsidiaries in effect as of the date hereof, or (y) any of the Employment Agreements;

(l)           amend or modify an existing confidentiality or non-disclosure agreement or enter into a new confidentiality or non-disclosure agreement, except that (i) the Company and its Subsidiaries may take such action as provided in Section 5.5(b)(iii), (ii) the Company and its Subsidiaries may enter into confidentiality or non-disclosure agreements with respect to information of the Company and its Subsidiaries in order to comply with Regulation FD, and (iii) Aston may amend, modify or enter into a confidentiality or non-disclosure agreement provided that such agreement does not bind the Company or its Affiliates (other than Aston); or

(m)           take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(l) or any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied.

4.2          Covenants of Parent.  Except as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent in writing, Parent shall use reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve its present relationships with persons with which it has significant business relations, except for any failures which would not be material to Parent.  Without limiting the generality of the foregoing, Parent shall not (except as set forth in Section 4.2 of the Parent Disclosure Schedule and except as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company:

(a)           (i) amend its certificate of incorporation or by-laws in such a manner as would cause holders of Company Common Stock that will receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock; (ii) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to Parent Common Stock; (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock or otherwise effect any recapitalization of its capital stock, unless corresponding proportionate adjustments are made to the Parent Reference Price and kind of shares represented by the Aggregate Merger Consideration; or (iv) engage in any spin-off or split-off;

(b)           adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution; or

(c)           take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(c) or any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1          Preparation of Proxy Statement and Registration Statement; Company Stockholders Meeting.  (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare and file the Registration Statement (in which the Proxy Statement will be included) with the SEC.  Parent and the Company shall cooperate with each other and use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.  Parent shall make all necessary filings with respect to the Merger under all applicable state securities laws and Blue Sky Laws and use reasonable best efforts to obtain all permits and approvals necessary thereunder to carry out the Merger.  The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 5.5(c).  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC.  The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(b)           Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and the rules and regulations thereunder.  Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed.  If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and Parent and the Company will cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by law, dissemination thereof to the stockholders of the Company.

(c)           Subject to Section 5.5(c), the Company shall cause the Company Stockholders Meeting to be duly called as soon as reasonably practicable, and held as soon as reasonably practicable following the mailing of the Proxy Statement in accordance with this Section 5.1, for the purpose of obtaining the Required Company Votes.  In connection with such meeting, the Company will (i) subject to Section 5.5(c), use its reasonable best efforts to obtain the Required Company Votes and (ii) otherwise comply with all legal requirements applicable to such meeting.

5.2          Special Dividend.

(a)           Notwithstanding anything to the contrary in Section 4.1, immediately prior to the Closing, the Board of Directors of the Company is permitted, subject to compliance with Applicable Law and this Section 5.2, to declare a special cash dividend (the “Special Dividend”), payable on the Closing Date, to each holder of record of Company Common Stock (including the Converted Shares) immediately prior to the Closing in an amount equal to (x) the Special Dividend Amount divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Closing (including the Converted Shares), provided, that the Special Dividend shall only be declared if the Special Dividend Amount is greater than zero.

(b)           Not less than five Business Days prior to the Closing, the Company will deliver to Parent a certificate (the “Special Dividend Certificate”) setting forth:  (i) each line item of the Current Assets and the Liabilities of the Company and its Subsidiaries, on a consolidated basis, in each case as of the Closing Measurement Date, prepared in accordance with GAAP on a basis consistent with prior periods, (ii) the Working Capital as of the Closing Measurement Date and (iii) the Special Dividend Amount (if any), in each case giving pro forma effect to the Closing as if the Closing occurred on such date.  The Company shall (x) provide Parent reasonable access during normal business hours to the work papers and other books and records of the Company for purposes of assisting Parent in its review of the Special Dividend Certificate and (y) cooperate in good faith to answer any questions and resolve any issues raised by Parent in connection with its review of the Special Dividend Certificate.

(c)           Within three Business Days of the Company’s delivery of the Special Dividend Certificate to Parent pursuant to Section 5.2(b), Parent may dispute any amounts reflected on the Special Dividend Certificate by notifying the Company in writing of each disputed item, specifying the amount thereof in dispute and setting forth in reasonable detail the basis for such dispute.  Parent may dispute any such amount only on the basis that (x) such amount was not determined on a basis that complies with Section 5.2(b) or (y) there are mathematical errors in the calculation.  If Parent notifies the Company of disputed items in accordance with the preceding sentence, Parent and the Company shall use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Special Dividend Certificate and the amounts reflected thereon.  If the Company and Parent are unable to reach agreement concerning the Special Dividend Certificate and the amounts reflected thereon within ten days of the Company’s delivery of the estimated Special Dividend Certificate pursuant to Section 5.2(b), the Parties shall promptly thereafter submit such dispute to the Accounting Referee for resolution in accordance with the procedure set forth in Section 5.2(d).  If Parent fails to notify the Company of any disputed items in accordance with this Section 5.2(c), the Special Dividend Certificate and the calculations of the Working Capital and the Special Dividend Amount shall become final for all purposes of this Agreement on the fourth Business Day after the delivery of the Special Dividend Certificate by the Company to Parent pursuant to Section 5.2(b).

(d)           If the Company and Parent are unable to reach agreement concerning the Special Dividend Certificate and the amounts reflected thereon pursuant to Section 5.2(c), the parties shall submit such dispute to Deloitte & Touche LLP (the “Accounting Referee”) for resolution and instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Special Dividend Certificate and the Company’s calculation of the amounts reflected thereon on the basis that any such amounts were not determined on the basis that complies with Section 5.2(c).  In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Special Dividend Certificate and/or the Company’s calculation of the Working Capital as to which Parent has disagreed in writing.  The Company and Parent shall instruct the Accounting Referee to use its best efforts to deliver to the Company and Parent as promptly as practicable (but in no event later than ten Business Days after submission) a report selecting either the Company’s calculation or Parent’s calculation of each disputed amount (but not any other amount) in either case that were most recently submitted to the Accounting Referee prior to its review and that are closest to the Accounting Referee’s calculations thereof.  Such report shall be final and binding upon the Company and Parent and the resulting Special Dividend Certificate and the calculations of the Working Capital and the Special Dividend Amount shall be final for all purposes of this Agreement.  The fees, expenses and costs of the Accounting Referee shall be borne  equally by each party.  Other than such fees and expenses of the Accounting Referee, the Company and Parent shall each be responsible for its own costs and expenses incurred in connection with any actions taken pursuant to this Section 5.2.

(e)           If any dispute relating to the Special Dividend Certificate has been submitted by the parties to the Accounting Referee for resolution pursuant to Section 5.2(d), then either (i) if (x) the aggregate amount remaining in dispute relating to the Special Dividend Certificate is less than $500,000 or (y) at the joint election of both the Company and the Parent, the parties shall proceed with the Closing, in which case the Special Dividend Amount payable on the Closing Date shall be reduced by an amount equal to the aggregate amount of the disputed items submitted for resolution to the Accounting Referee, or (ii) if the aggregate amount remaining in dispute relating to the Special Dividend Certificate is in excess of $500,000 and there is no joint election of both the Company and the Parent, the Closing shall be delayed (notwithstanding the satisfaction or waiver of the conditions set forth in Article VI) until all such disputed items have been finally resolved in accordance with the procedures set forth in Section 5.2(d).  If the parties proceed or elect to proceed with the Closing pursuant to clause (i) of this Section 5.2(e) prior to such time as all of the disputed items submitted for resolution to the Accounting Referee have been finally resolved then, following final resolution of all such disputed items by the Accounting Referee in accordance with the procedures set forth in Section 5.2(d), the Surviving Company shall pay (or cause to be paid) to each holder of record of Company Common Stock (including the Converted Shares) immediately prior to the Closing an amount in cash equal to (x) the aggregate amount of such disputed items (if any) finally resolved in favor of the Company, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Closing (including the Converted Shares).

5.3          Access to Information.

(a)           Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to its officers, employees, properties and offices and to all books and records, in each case to the extent Parent reasonably requests, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request.

(b)           The Company shall promptly provide to Parent, as and when available (and in any event within 10 Business Days after each month end), (i) copies of monthly financial statements for the Company and its Subsidiaries, including balance sheet and income statement, certified by the Chief Financial Officer of the Company, which financial statements shall be prepared in accordance with GAAP applied consistently using the accrual method of accounting (except that they need not include footnotes) and shall present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby, (ii) complete and correct information regarding the aggregate assets under management by the Company and its Subsidiaries (broken out by product type) as of such month end, and investment performance and client flows for the month then ended, and (iii) such other correct information regarding such assets under management as of such month end, broken out by category of Client, product type, asset class and/or similar types of information, in the case of this clause (iii) to the extent such information already is prepared by the Company or its Subsidiaries in the ordinary course.

(c)           Parent shall hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 31, 2009 between the Company and Parent (the “Confidentiality Agreement”).  Any investigation by the Company or Parent shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

5.4          Efforts.  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under Applicable Law and, in the case of the Company and its Subsidiaries, any amendments, modifications or affirmations of exemptive orders and no-action positions of the SEC as are necessary, proper or advisable under Applicable Law to allow the Surviving Company and its Subsidiaries to operate their businesses following the Merger in substantially the same manner as the Company and its Subsidiaries operate on the date hereof), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to conduct the business of the Surviving Company and its Subsidiaries after the Closing Date in the same manner as conducted by the Company and its Subsidiaries as of the date hereof (including each of the consents, approvals and Permits identified in Section 3.1(f)(ii) of the Company Disclosure Schedule) as soon as practicable after the date hereof.  In furtherance and not in limitation of the foregoing (x), each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) if any state takeover statute or similar law becomes applicable to the Merger or the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and use reasonable best efforts to otherwise minimize the effect of such law on the Merger and such other transactions.

(b)           Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.  For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.  In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a) and this Section 5.4(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law.  Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Parent, would reasonably be expected to limit (A) the freedom of action of Parent or any of its Subsidiaries or Affiliates with respect to the operation of, or Parent’s or any of its Subsidiaries’ or Affiliates’ ability to retain, the Company or any businesses, product lines or assets of the Company, or (B) the ability to retain, own or operate any material portion of the businesses, product lines, or assets, of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or any of its Subsidiaries or Affiliates.

(c)           (i)           The Company shall use its reasonable best efforts (A) to obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, provided, that, in connection with obtaining such consents, the Company shall not modify or amend any of the contracts referenced in Section 5.4(c)(ii) to provide for increased fees or other terms adverse to the Company; and (B) to provide any notices to third parties required to be provided prior to the Effective Time, including under any Leases or insurance policies.

(ii)           Without limiting the foregoing, with respect to each Advisory Contract for which the consent of a Client to the assignment or deemed assignment of such Advisory Contract as a result of the Merger is required by Applicable Law and/or by the terms of such Advisory Contract (other than Clients that are Investment Companies), as promptly as practicable following the date hereof, the Company shall, and shall cause each of its Subsidiaries to, send a written notice (a “Notice”) informing such Clients of the Merger and requesting written consent to the assignment or deemed assignment of such Client’s Advisory Contract.  All Notices and related materials distributed to Clients shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such Notices prior to distribution and to have its reasonable comments reflected therein.  The Company shall make available to Parent copies of all substantive correspondence between it or any of its Subsidiaries and Clients (or their representatives or counsel) relating to the consent solicitation provided for in this Section 5.4(c)(ii).

For each Client that is registered as an investment company under the Investment Company Act (a “Registered Investment Company”), the Company shall use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval by the board of trustees of the Registered Investment Company (“Fund Board Approval”) of (i) a new Advisory Contract with Aston to be in effect as of, and subject to, the Closing, on terms substantially identical (and identical with respect to fee rates) to the terms of Aston’s existing Advisory Contract with such Registered Investment Company, (ii) the election of those nominees (the “Board Nominees”) to serve as trustees of the Registered Investment Company subject to and immediately following the Closing, the names of which Board Nominees are set forth on Section 5.4(c)(ii) of the Company Disclosure Schedule, and (iii) the continuation of each existing Sub-Advisory Contract, to be in effect as of, and subject to, the Closing, on terms identical to the terms of such Sub-Advisory Contract as of the date hereof.  To the extent Fund Board Approval has been obtained with respect to a new Advisory Contract, continuation of the existing Sub-Advisory Contracts and election of the Board Nominees in accordance with the immediately preceding sentence, the Company shall use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following such Fund Board Approval, the due consideration and approval by the shareholders of such Registered Investment Company (“Fund Shareholder Approval”) (except, in the case of any Registered Investment Company other than a Proprietary Fund, to the extent such shareholder approval is not required by law for the effectiveness of such new advisory agreement) of such new Advisory Contract and election of Board Nominees described in the immediately preceding sentence.  All proxy and related materials distributed in connection with the approvals described in this paragraph shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such proxies and other materials prior to distribution and to have its reasonable comments reflected therein. For the avoidance of doubt, the Company shall be solely responsible for the costs of such shareholder solicitations.

For each Client that is an Investment Company but not a Registered Investment Company, the Company shall use reasonable best efforts to obtain in accordance with the constituent documents of such Investment Company and Applicable Law, as promptly as practicable following the date hereof, the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by such constituent documents and Applicable Law of either (a) the continuation of each Advisory Contract between Aston and such Investment Company to the assignment or deemed assignment of such Advisory Contract as a result of the Merger (to the extent any such agreement may continue in effect following the Merger with such consent) or (b) a new Advisory Contract between Aston and such Investment Company, to the extent the existing advisory agreement will terminate as a result of the Merger) (in each case to be in effect with Aston as of, and subject to, the Closing) on terms substantially identical (and identical with respect to fee rates) to the terms of Aston’s existing Advisory Contract with such Investment Company.  The manner of consent and approval solicited with respect to each such Investment Company that is not a Registered Investment Company shall be reasonably acceptable to Parent, and all solicitation and related materials distributed in connection with the consents and approvals described in this paragraph shall be in form and substance reasonably acceptable to Parent and Parent shall be provided a reasonable opportunity to review all such solicitation and related materials prior to distribution and to have its reasonable comments reflected therein.

With respect to each of the foregoing Clients where the relationship between Aston and the ultimate underlying Client is through a financial intermediary (e.g., a “wrap” sponsor or managed account program sponsor) (each, a “Program Sponsor”), the Company shall, and shall cause Aston to, send a separate written notice to each Program Sponsor informing such Program Sponsor of the Merger and (A) requesting written consent to the assignment or deemed assignment of such Program Sponsor’s master agreement (the “Master Agreement”) with Aston resulting from the Merger (where such Master Agreement may by its terms and under Applicable Law remain in effect following consummation of the Merger with such consent of the Program Sponsor), or (B) requesting such Program Sponsor to enter into a new Master Agreement with Aston (where the existing Master Agreement will terminate as a result of the Merger by its terms or under Applicable Law) to be in effect with Aston as of, and subject to, the Closing on terms substantially identical (and identical with respect to fee rates) to the terms of Aston’s existing Master Agreement with such Program Sponsor.  All notices and related materials distributed to Program Sponsors shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such notices prior to distribution and to have its reasonable comments reflected therein.  The Company shall make available to Parent copies of all substantive correspondence between it or any of its Subsidiaries and Program Sponsors (or their representatives or counsel) relating to the consent solicitation provided for in this Section 5.4(c)(ii).

With respect to all other Clients not addressed by the foregoing paragraphs of this Section 5.4(c)(ii), as promptly as practicable following the date hereof, the Company shall, and shall cause each of its Subsidiaries to, deliver written notices to such Clients informing them of the transactions contemplated hereby that are substantially identical to the Notice; provided, that consent of such Clients shall not be sought by such written notices unless required by Applicable Law and/or the terms of the applicable Advisory Contracts to which such Clients are parties.

(d)           Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  Unless required by law, none of Parent, Merger Sub, or the Company shall file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

(e)           Each of the parties hereto shall execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby.  Subject to the terms and conditions of this Agreement, the parties agree to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger.  If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

5.5          Acquisition Proposals.  (a) Subject to Sections 5.5(b) and 5.5(c), the Company and its Subsidiaries shall not (whether directly or indirectly through Affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries to, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of inquiries, proposals or offers from any Person (as defined below) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal; (ii) enter into any agreement to (w) facilitate or further the consummation of, or consummate, any Acquisition Proposal, (x) facilitate the making of any inquiry with respect to any Acquisition Proposal, (y) approve or endorse any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence.  The Company and its Subsidiaries shall immediately cease, and cause its advisors, agents and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information previously provided with respect to such activities, discussion or negotiations.  For purposes of this Section 5.5, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

(b)           Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, (ii) engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 5.5(a) and (iii) furnish to such Person nonpublic information relating to the Company or any of the Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has determined in good faith by a majority vote that (x) such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (y) after considering the advice of its outside legal counsel and financial advisor, that failure to take such particular action would be inconsistent with its fiduciary duties.

(c)           Notwithstanding anything in this Section 5.5 or elsewhere in this Agreement to the contrary but subject to Section 5.5(d), if, at any time prior to the approval of the Merger and this Agreement by the Company’s stockholders by the Required Company Votes, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (whether or not it has received an Acquisition Proposal), the Company may:  (i) withdraw or modify or change in any manner its approval or recommendation of this Agreement or the Merger (it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to constitute such withdrawal, modification or change), and/or (ii) terminate this Agreement pursuant to Section 7.1(f)(ii), provided that, the Board of Directors of the Company shall not take any action pursuant to clause (i) above pursuant to this Section 5.5(c) prior to providing Parent written notice thereof.

(d)           The Company shall notify Parent promptly (but in any event within 24 hours) after receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal or (iii) any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal.  Any such notice shall include a summary of the material terms and conditions of any such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation, as well as the identity of the Person making any of the foregoing.  The Company shall keep Parent reasonably informed of the status and material details of any such Acquisition Proposal, indication or request, including material amendments or proposed amendments as to price and other material terms thereof.  The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Provided that the Company has received an Acquisition Proposal, the Board of Directors of the Company shall not take any action under Sections 5.5(c)(i) or (ii) until after two (2) Business Days following Parent’s receipt of written notice (it being understood and agreed that any amendment to the amount or form of consideration of an Acquisition Proposal shall require a new notice and a new two (2) Business Day period) advising Parent that the Company’s Board of Directors (acting upon the recommendation of the Special Committee) intends to cause the Company to take such action, and that the Company shall, during such two (2) Business Day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that any action under Sections 5.5(c)(i) or (ii) is no longer necessary.

5.6          Employee Benefits Matters.

(a)           Between the date of this Agreement and the Closing, neither the Company nor any of its Subsidiaries shall (i) maintain any Company Plan other than the Company Plans listed on Section 3.1(l)(i) of the Company Disclosure Schedule (but they shall maintain such Company Plans) or (ii) amend or terminate any such Company Plans (other than as required by Applicable Laws).  To the extent that any salary, bonus or other compensation or benefits payable to any of the Aston Management Owners or other employees of the Company or its Subsidiaries in respect of periods prior to the Closing (including all of the calendar year in which the Closing occurs through the Closing) has not been paid in full by the Company or its Subsidiaries prior to the Closing, then such amounts (including a reasonable discretionary bonus accrual for each such Person for that portion of the calendar year in which the Closing occurs that has elapsed prior to the Closing, and for the immediately preceding calendar year) shall be fully accrued as current liabilities on the balance sheet of the Company for purposes of the calculation of the Special Dividend Amount.

(b)           Notwithstanding anything contained in this Agreement to the contrary, no provision of this Agreement is intended to, or does (i) prohibit the Surviving Company or its Affiliates from amending or terminating any Company Plan in accordance with its terms and Applicable Law, (ii) require the Surviving Company to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Company Plan, and no person participating in any such Company Plan maintained by the Company or any of its Subsidiaries shall have any claims or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement as it relates to any such Company Plan or otherwise.

5.7          Fees and Expenses.  Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) that Parent and the Company shall each bear and pay one half of the Expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement and (b) as provided in Section 7.2.

5.8          Directors’ and Officers’ Insurance.  From and after the Effective Time, the Parent agrees that it will cause the  Surviving Company to indemnify and hold harmless each present and former director and officer of the Company and other persons entitled to indemnification under the certificate of incorporation and by-laws of the Company as in effect on the date hereof, as well as any indemnification agreements to which the Company is a party with such directors and officers, against any costs or expenses (including reasonable attorneys’ fees) judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the extent the Company would have been required to do so under the certificate of incorporation and by-laws of the Company as in effect on the date hereof or under such indemnification agreements (and Parent shall, or shall cause the Surviving Company to, also advance expenses as incurred to the fullest extent Parent or the Surviving Company would have been required to do so under the certificate of incorporation and by-laws of the Company as in effect on the date hereof or under such indemnification agreements, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification). Parent shall cause the Surviving Company to and the Surviving Company shall include and maintain in effect in its limited liability company agreement or other governing documents for a period of at least six (6) years from the Closing, the same provisions regarding elimination of liability of directors and indemnification of officers, directors, employees and other persons contained in the limited liability company agreement of Merger Sub as in effect on the date hereof as set forth in Section 5.8 of the Company Disclosure Schedule. Prior to the Closing, the Company shall purchase a “tail policy” to extend for a period of at least six (6) years from the Closing, coverage under the current policies, in such amounts not less than the existing coverage and retention amounts, of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; including in respect of the transactions contemplated by this Agreement.

5.9          Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

5.10        Listing of Shares of Parent Common Stock.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

5.11        Qualification of the Proprietary Funds.  Subject to applicable fiduciary duties to the Proprietary Funds, the Company will take, and will cause its Subsidiaries to take, no action (i) that would prevent any Proprietary Fund from qualifying as a “regulated investment company” within the meaning of Section 851 of the Code, or (ii) that would be materially inconsistent with any Proprietary Fund’s prospectus and other offering, advertising or marketing materials.

5.12        Section 15(f) of the Investment Company Act.  (a) The Company shall use reasonable best efforts to assure, prior to the Effective Time, the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each Proprietary Fund.

(b)           Parent agrees to use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act with respect to the Proprietary Funds from and after the Effective Time.

(c)           Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 5.12 are intended only for the benefit of the parties and for no other Person.

5.13        Stockholder Litigation.  In the event that any stockholder litigation is brought or, to the knowledge of the Company, threatened against the Company and/or the members of its Board of Directors prior to the Effective Time, the Company shall not settle any such litigation without the written consent of Parent.  The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of its Board of Directors and keep Parent reasonably informed with respect to the status thereof.

5.14        Maintenance of Insurance.  The Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date hereof.  The Company will use reasonable best efforts to cause the Company’s insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger.

5.15        Termination of Certain Agreements.  The Company and its Subsidiaries shall cause each of the agreements set forth in Schedule 5.15 of the Company Disclosure Schedule to be terminated effective as of immediately prior to (but subject to the occurrence of) the Closing.

5.16        Run-Rate Certificate.  As soon as possible following the last day of each calendar month beginning on December 31, 2009, the Company shall deliver to Parent a certificate setting forth the applicable Revenue Run-Rate calculated as of the last Business Day of such calendar month in a manner consistent with the methodology used to calculate the Aggregate Base Revenue Run Rate.

5.17        Invoices. The Company shall cause all invoices for fees incurred in connection with the Merger and the transactions contemplated by this Agreement, including fees for any auditors, attorneys, financial advisers and other consultants or advisers, to be received by the Company and all such fees and expenses to be paid at or prior to Closing.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1          Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Company shall have obtained the Required Company Votes in connection with the adoption of this Agreement by the stockholders of the Company.

(b)           No Injunctions or Restraints, Illegality.  No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)           Government Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. All approvals required from any other Governmental Authority with respect to the transactions contemplated by this Agreement shall have been received.

(d)           NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)           Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC, and any material Blue Sky Laws and other state securities laws applicable to the registration and qualification of the shares of Parent Common Stock to be issued in the Merger shall have been complied with.

(f)           Company Equity. All of the outstanding Company Warrants shall have expired or been exercised in full, in accordance with their terms. Other than the Company Common Stock, there shall be no other class of the Company’s capital stock outstanding.

(g)           Closing Revenue Run-Rate.  The Aggregate Closing Revenue Run-Rate shall be at least equal to 82.5% of the Aggregate Base Revenue Run-Rate.

(h)           Consenting Revenue Run-Rate.  The Aggregate Consenting Revenue Run-Rate shall be at least equal to 80.0% of the Aggregate Base Revenue Run-Rate.

6.2          Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to the effect of the foregoing.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  Parent shall have received a certificate of an executive officer of the Company to such effect.

(c)           Registered Investment Company Approvals.  (i) Each Registered Investment Company shall have obtained Fund Board Approval and Fund Shareholder Approval (except to the extent such shareholder approval is not required by law for the effectiveness of such new advisory agreement) of a new Advisory Contract and such approvals shall remain in full force and effect (and be effective after giving effect to the Closing), and such Advisory Contract shall be in full force and effect with Aston, and (ii) no less than nine of the Board Nominees for the Registered Investment Companies shall have been duly elected to the board of each such Registered Investment Company in accordance with applicable laws and the organizational documents of such Registered Investment Company (including by obtaining Fund Board Approval and Fund Shareholder Approval), and such elected Board Nominees shall constitute all of the trustees of each board of each such Registered Investment Company immediately following the Closing. Each Registered Investment Company shall have obtained Fund Board Approval of the Sub Advisory Contracts, and each of the Sub Advisory Contracts, side letters and other ancillary agreements identified on Section 6.2(c) of the Company Disclosure Schedule, shall remain in full force and effect with Aston, and no notice of termination shall have been provided with respect to any of such Sub Advisory Contracts, side letters or ancillary agreements and the side letter identified on Section 6.2(c)(i) of the Company Disclosure Schedule shall not have been amended or modified, nor shall any of the rights therein have been waived, in any respect that is adverse to Aston or the Company.

(d)           Ancillary Agreements. (i) At the Effective Time, each of the Employment Agreements shall be in full force and effect and shall not have been amended, and the individuals identified on Section 6.2(d) of the Company Disclosure Schedule shall be employed by Aston as of the Closing on a full-time basis, (ii) the Restated LP Agreement shall have become effective, shall remain in full force and effect, shall not have been amended and shall not have been breached by the Company or any of the individuals identified on Section 6.2(d) of the Company Disclosure Schedule and the Initial Points (as defined in the Restated LP Agreement) shall have been issued to the Aston Management Owners, and (iii) at the Effective Time, each of the Partner Non-Competition Agreements shall be in full force and effect and shall not have been amended.

(e)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any changes, circumstances or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

6.3          Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company shall have received a certificate of an executive officer of Parent to the effect of the foregoing.

(b)           Performance of Obligations of Parent.  Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate of an executive officer of Parent to such effect.

(c)           Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes, circumstances or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

6.4          Frustration of Closing Conditions.  Neither Parent, Merger Sub nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of a representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors (in the case of the Company, acting upon the recommendation of the Special Committee) of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           By mutual written consent of Parent and the Company;

(b)           By either the Company or Parent if the Effective Time shall not have occurred on or before August 13, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(c)           By either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Votes at the Company Stockholders Meeting (or any adjournment or postponement thereof);

(e)           By Parent if prior to the Company Stockholder Meeting, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company (acting upon the recommendation of the Special Committee) resolves to do any of the foregoing), (ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 5.1(c) or (iii) the Company shall have breached any of its material obligations under Section 5.5;

(f)           By the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 Business Days following notice of such breach and (II) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) prior to the approval of the Merger and this Agreement by the Required Company Votes and subject to compliance with the last sentence of Section 5.5(d) if applicable, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith after consultation with its financial advisors and outside legal counsel that failure to terminate this Agreement would be inconsistent with its fiduciary duties under Applicable Law;

(g)           By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 Business Days following notice of such breach and (II) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(h)           By Company if a Material Adverse Effect shall have occurred as to Parent, and by Parent if a Material Adverse Effect shall have occurred as to the Company.

7.2          Effect of Termination.  (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors except with respect to the first sentence of Section 5.3(c), Section 5.7, this Section 7.2 and Article VIII; provided, that the termination of this Agreement shall not relieve any party from any liability for fraud or for any willful or intentional breach of any representation, warranty, covenant or agreement in  this Agreement occurring prior to termination.

(b)           Parent and the Company agree that if the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d), the Company shall pay to Parent all of Parent’s reasonably documented Expenses, up to an aggregate amount of $1,000,000 (the “Parent Expenses”) within five Business Days after delivery to the Company of written notice of the amount of such Parent Expenses. Parent and the Company agree that if:  (i) Parent shall terminate this Agreement pursuant to Section 7.1(e); or (ii) the Company shall terminate this Agreement pursuant to Section 7.1(f)(ii); or (iii) if (x) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d) or Parent shall terminate this Agreement pursuant to Section 7.1(g), (y) at the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to the Company that has been publicly disclosed or announced or otherwise disclosed to the Board of Directors (or Special Committee) of the Company, and (z) within 12 months of the termination of this Agreement, (I) the Company enters into a definitive agreement with respect to any Acquisition Proposal (whether or not such Acquisition Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination) and such Acquisition Proposal is subsequently consummated or (II) the Company consummates any Acquisition Proposal (whether or not such Acquisition Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination), then the Company shall pay to Parent an amount equal to $3.6 million less any previously paid Parent Expenses paid by the Company pursuant to the first sentence of this Section 7.2(b), if any (the “Termination Fee”); provided, that, for purposes of this Section 7.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.11(a), except that the references to “more than 20%” and “at least 80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%” and “at least 50.1%”, respectively.

(c)           The Termination Fee, if any, required to be paid pursuant to Section 7.2(b) shall be paid to Parent at or prior to the time of termination, or if payable only upon the subsequent consummation by the Company of an Acquisition Proposal, then at or prior to the time of such event.  All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d)           The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement.  If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 7.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A.  Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

7.3          Amendment.  This Agreement may be amended by the parties hereto (or successors thereto), by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee), at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (or successors thereto).

7.4          Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII.

GENERAL PROVISIONS

8.1          No Survival.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

8.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to Parent or Merger Sub, to:

Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965
Attention:  John Kingston, III
Facsimile No.: 617-747-3380

with a copy (which shall not constitute notice) to

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: William M. Shields
Facsimile No.: 617-951-7050

(b)           if to the Company to:

Highbury Financial Inc.
999 18th Street
Suite 3000
Denver, Colorado 80202
Attention:  Chief Financial Officer
Facsimile No.: 646-224-8222

with a copy (which shall not constitute notice) to

Bingham McCutchen LLP
399 Park Avenue
New York, New York  10022
Attention: Floyd I. Wittlin
Facsimile No.: 212-752-5378

with a copy (which shall not constitute notice) to

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attention: Michael W. Blair
Facsimile No.: 212-521-7531

8.3          Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.4          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5          Entire Agreement; No Third Party Beneficiaries.  (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement.

(b)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.6 and 5.8 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.6          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.7          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9          Enforcement.  (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition and notwithstanding any prior agreement of the parties to the contrary, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or the Court of Chancery of the State of Delaware.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           No party to this Agreement shall be liable to any other party to this Agreement or to any successor, assignee or third party beneficiary or any other Person asserting claims derivatively through such party for any punitive or special damages that the other party may suffer in connection with this Agreement or the transactions contemplated hereby.

8.10        Definitions.  As used in this Agreement:

(a)           “Acquisition Proposal” means any (i) a transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates), directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 20% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transactions do not, in the aggregate, own at least 80% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(b)           “Advisory Contract” shall mean any investment management, advisory or sub-advisory contract, or any other contract, agreement or understanding (whether written or oral), pursuant to which Aston provides Investment Management Services to any Client.

(c)           “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

(d)           “Aggregate Base Revenue Run-Rate” shall mean $44,202,900, as illustrated on Schedule 8.10(d) of the Company Disclosure Schedule.

(e)           “Aggregate Closing Revenue Run-Rate” shall mean the sum of the Revenue Run-Rates calculated consistent with the methodology used to calculate the Aggregate Base Revenue Run-Rate but calculated as of the Closing Measurement Date for all Clients that have provided Consent as of the Closing Date (and which Consent remains in full force and effect as of the Closing Date).

(f)            “Aggregate Consenting Revenue Run-Rate” shall mean the sum of the Revenue Run-Rates with respect to each applicable Client party to an Advisory Contract that delivers a Consent in accordance with Section 5.4(c) as of the Closing Measurement Date, calculated consistent with the methodology used to calculate the Aggregate Base Revenue Run-Rate but calculated as of the Closing Measurement Date and based upon (i) the fee schedule as in effect as of the Closing Measurement Date under such Advisory Contract and (ii) (x) the assets under management pursuant to such Advisory Contract as of the Base Date plus (y) asset inflows during the period commencing on the Base Date and ending on the Closing Measurement Date, minus (z) asset outflows during the period commencing on the Base Date and ending on the Closing Measurement Date.  Notwithstanding the foregoing, Aggregate Consenting Revenue Run-Rate shall not include any increase or decrease in revenue resulting solely from market movements since the Base Date.

(g)           “Aggregate Merger Consideration” shall mean 1,748,879 shares of Parent Common Stock, provided that if the Aggregate Consenting Revenue Run-Rate at the date of Closing is less than 90% of the Aggregate Base Revenue Run-Rate, the Aggregate Merger Consideration will be reduced by the number of shares equal to: (i) the product of (x) 9.453 times (y) 90% of the Aggregate Base Revenue Run-Rate minus the Aggregate Consenting Revenue Run-Rate at the date of Closing times (z) 28.0% divided by (ii) the Parent Reference Price.

(h)           “Applicable Law” means, with respect to any Person, any international, national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, proposed or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(i)            “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(j)            “Business Day” means any day, other than Saturday, Sunday or a day on which banks in New York, NY or Boston, MA are generally closed.

(k)           “Client” shall mean any Person to whom (or, in the case of a Proprietary Fund or wrap program or managed account program where Aston’s Advisory Contract is with the Program Sponsor thereof, in respect of whom) Aston provides (directly or indirectly) Investment Management Services (including, in the case of a Proprietary Fund, both such Proprietary Fund and each investor therein, and in the case of a Program Sponsor, both such Program Sponsor and each participant therein in respect of whom Aston provides (directly or indirectly) Investment Management Services).

(l)            “Closing Measurement Date” means the last Business Day of the calendar month immediately preceding the calendar month in which the Closing Date occurs.

(m)           “Company Intellectual Property” means the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries.

(n)           “Consent” means:

(i)           With respect to a Client whose Advisory Contract is in effect as of the date of this Agreement and by its terms and/or under Applicable Law terminates (or gives rise to a right of termination) upon the consummation of the Merger, that Aston shall have entered into a new Advisory Contract with such Client (effective as of the Closing) on substantially identical terms (and identical with respect to fee rates) as the Advisory Contract existing on the date of this Agreement, which new Advisory Contract has been (and remains) duly authorized and approved under Applicable Law (including with respect to each Advisory Contract of a Registered Investment Company subject to this clause (A), by its Fund Board Approval and (except in the case of any Registered Investment Company that is not a Proprietary Fund and for which no shareholder approval is required under Applicable Law) Fund Shareholder Approval having been obtained and remaining in full force and effect) and will be in full force and effect after giving effect to the Closing;

(ii)           With respect to a Client whose Advisory Contract is in effect as of the date of this Agreement (other than any Advisory Contract with an Investment Company) and does not by its terms or under Applicable Law terminate upon the consummation of the Merger, that Aston shall have obtained the written consent of such Client to the continuation of such Advisory Contract notwithstanding the consummation of the Merger (which consent has been duly obtained by Aston under Applicable Law and has not been withdrawn), and such Advisory Contract will be in full force and effect between Aston and such Client (and will not have been breached) after giving effect to the Closing;

(iii)           With respect to a Client that is an Investment Company (other than a Registered Investment Company) whose Advisory Contract is in effect as of the date of this Agreement, that Aston (x) shall have obtained the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by the constituent documents of such Investment Company and Applicable Law of the continuation of such existing Advisory Contract notwithstanding the consummation of the Merger (to the extent any such Advisory Contract may, under the constituent documents of such Investment Company and Applicable Law, continue in effect following the Merger with such consent) (which consent has been duly obtained by Aston under the constituent documents of such Investment Company and under Applicable Law and has not been withdrawn) or (y) that Aston shall have entered into a new Advisory Contract with such Client (effective as of the Closing) on substantially identical terms (and identical with respect to fee rates) as the Advisory Contract existing on the date of this Agreement (which new Advisory Contract has been (and remains) duly authorized and approved under the constituent documents of such Investment Company and Applicable Law), and in either such case such Advisory Contract will be in full force and effect between Aston and such Client (and will not have been breached) after giving effect to the Closing; and

(iv)           With respect to a Client whose Advisory Contract is entered into after the date of this Agreement, that Aston shall have obtained the written consent of such Client to the continuation of such Advisory Contract notwithstanding the consummation of the Merger (which consent has been duly obtained by Aston under Applicable Law and has not been withdrawn), and such Advisory Contract will be in full force and effect between Aston and such Client (and will not have been breached) after giving effect to the Closing;

provided, however, that in any of the foregoing cases (i)-(iv), any Client who has informed the Company or any Subsidiary thereof of (x) its intention to terminate its Advisory Contract or investment relationship with Aston (whether such termination is to occur prior to or following the Closing), or (y) such Client’s objection (or other non-consent) to the assignment or deemed assignment of its Advisory Contract resulting from the Merger, shall be deemed not to have provided its Consent for any purpose under this Agreement;

provided, further, that in any of the foregoing cases (i)-(iv), no Client shall be deemed to have given its Consent if after the Base Date and prior to the Closing the Company or any of its Subsidiaries or any of their respective directors, officers, members of the board of managers, partners, employees, representatives or agents has agreed or entered into an understanding to cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) such Client in connection with obtaining such Client’s consent to the Merger (other than any such effective fee reductions that are disclosed to Parent in writing prior to the Closing); and

provided, further, that in any of the foregoing cases (i)-(iv) involving a Client where the advisory relationship between Aston and such Client is through a Program Sponsor, such Client shall not be deemed to have provided its Consent for any purpose under this Agreement unless the Company or its applicable Subsidiary also shall have (x) obtained the written consent of the Program Sponsor to the continuation of Aston’s existing Master Agreement notwithstanding the consummation of the Merger (to the extent any such Master Agreement may, by its terms and under Applicable Law, continue in effect following the Merger with such consent) (which consent has been duly obtained by Aston under the terms of such Master Agreement and under Applicable Law and has not been withdrawn) or (y) entered into a new Master Agreement with such Program Sponsor (effective as of the Closing) on substantially identical terms (and identical with respect to fee rates) as the Master Agreement existing on the date of this Agreement (which new Master Agreement has been (and remains) duly authorized and approved under Applicable Law), and in either such case such Master Agreement will be in full force and effect between Aston and such Client after giving effect to the Closing.

(o)           “Contract” means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation (written or oral) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound (other than Advisory Contracts) and, in the case of any such Subsidiary, which (i) does not terminate or is otherwise not cancelable within 90 days without penalty, cost or liability and requires payments by such Subsidiary in excess of $100,000 per year, (ii) contains any provisions restricting the ability of such Subsidiary to compete or engage in any business activity in any location, (iii) relates to any material Company Intellectual Property that is owned or used by such Subsidiary, (iv) contains provisions requiring future contingent or definitive “earnout” or similar payments to be made by such Subsidiary, (v) is with a third party sub-advisor, sub-administrator, distributor, consultant or other third party performing similar services, (vi) relates to indebtedness for money borrowed or lent by such Subsidiary (or other financing arrangements having the economic effect of indebtedness), (vii) is a Lease, (viii) relates to compensation arrangements with, and/or noncompetition and/or nonsolicitation restrictions on, any Aston Management Owner or any other employee of such Subsidiary, (ix) relates to any joint venture, strategic alliance, partnership or other similar contract involving a sharing of profits or expenses or payments based on revenues or assets under management, (x) is between such Subsidiary, on the one hand, and any Affiliate thereof, on the other hand, or (xi) is otherwise material to the business or operations of such Subsidiary.

(p)           “Current Assets” means, collectively, cash and cash equivalents, investments, accounts receivable, prepaid expenses and prepaid taxes and any other current assets of the Company calculated in accordance with GAAP as applied by the Company and its Subsidiaries on a basis consistent with prior periods, in all cases, giving pro forma effect to the Closing, but excluding any prepaid asset resulting from the Company’s purchase of director and officer tail insurance as required by Section 5.8.

(q)           “Exchange Ratio” means (x) the Aggregate Merger Consideration divided by (y) the number of shares of Company Common Stock outstanding at the time of Closing (including the Converted Shares).

(r)           “Excluded Accounts” means, with respect to the accounts set forth on Schedule 8.10(r) of the Company Disclosure Schedule, all of the assets under management in such accounts, including any increases to such accounts and/or amounts contained in accounts related thereto.

(s)           “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, Proxy Statement, the Notices and proxy solicitation materials and the solicitation of Company stockholder and Fund shareholder approvals and all other matters related to the transactions contemplated hereby.

(t)           “Fee Reductions” shall mean, with respect to a particular Advisory Contract or administrative agreement, any fee or expense waiver or rebate, reimbursement obligation, distribution or sales charge or fee (including any mutual fund supermarket fee and, in the case of administrative fees, any sub-administrative fee) or other fee reduction or offset paid, incurred or otherwise borne, directly or indirectly, by the Company or any of its Subsidiaries in respect of such Advisory Contract (including any such waiver, rebate, obligation, charge, fee, reduction or offset deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company or one of its Subsidiaries under such Advisory Contract).

(u)           “Governmental Authority” shall mean any domestic or foreign federal, state or local court, administrative or regulatory agency or commission or other governmental entity or instrumentality, quasi-governmental body or SRO.

(v)           “Immediate Family” means, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings, and (c) estates, trusts, partnerships and other entities of which a material portion of the interest are held directly or indirectly by the foregoing.

(w)           “Intellectual Property” means all U.S. and foreign intellectual property, including, patents, patent applications and inventions; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights and registrations thereof; Internet domain name registrations; confidential and proprietary information, including trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing.

(x)            “Investment Company” shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include persons that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), or Section 3(c)(11) of the Investment Company Act.

(y)           “Investment Management Services” means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto.

(z)            “knowledge” means, with respect to the Company, the actual knowledge of any of (i) the Aston Management Owners and (ii) Richard S. Foote and R. Bradley Forth, in each case after reasonable inquiry of the officer or employee of the Company and/or its Subsidiaries with primary responsibility for the applicable subject matter.

(aa)         “Leases” shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property in excess of $100,000 per year, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

(bb)         “Liabilities” means, collectively, income taxes payable, dividends payable, ordinary course trade accounts payable and accrued expenses and any other unpaid liabilities of the Company accrued in accordance with GAAP as applied by the Company and its Subsidiaries on a basis consistent with prior periods, in all cases, giving pro forma effect to the Closing.

(cc)         “Management Agreement” means that certain Management Agreement, dated as of August 10, 2009, by and among Aston and the other parties thereto.

(dd)         “Material Adverse Effect” means, with respect to any Person, any change, circumstance, event, development or effect that is or would be reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair or materially delay the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, circumstance, event, development or effect relating to:  (i) changes in general economic conditions or securities markets in general (unless there is a disproportionate effect on such Person); (ii) the industries in which such Person operates (unless there is a disproportionate effect on such Person); (iii) a reduction in the level of assets under management or revenue run-rate of the Company in and of itself (for the avoidance of doubt, any underlying cause for such reduction shall not be excluded by this clause (iii)); (iv) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement and the Merger; (v) any changes (after the date hereof) in GAAP or Applicable Law or principles or interpretations thereof; (vi) failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, or any failure in and of itself to meet internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations provided in each case that the underlying reason for any such failure may be considered; or (vii) any failure by the Company to take any action referred to in Section 4.1, provided that such action in and of itself is not material and adverse to the Company, due to Parent’s withholding of consent following notice from the Company that the withholding of such consent would reasonably be expected to have a Material Adverse Effect on the Company.

(ee)          “NYSE” means the New York Stock Exchange, Inc.

(ff)           “Parent Reference Price” means $66.90, as appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions.

(gg)         “Permitted Encumbrances” means (i) any liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) Encumbrances that do not materially impair the continued use or operation of the property to which they relate or the conduct of the business of a Person and its Subsidiaries as presently conducted and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.

(hh)         “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(ii)           “Revenue Run-Rate” means, with respect to a particular Advisory Contract or admininistration agreement, as of any date of determination, the annual asset-based advisory, sub-advisory or administrative (as applicable) fees (other than any incentive or performance-based fees, and net of any Fee Reductions) related thereto , in each case payable to Aston thereunder based upon the advisory, sub-advisory or administrative fee schedule (as applicable) as in effect as of such date under such Advisory Contract or administration agreement, as the case may be, and the assets under management pursuant to such Advisory Contract or administration agreement, as the case may be, as of such date (or for purposes of calculating the Aggregate Consenting Revenue Run-Rate, as of the Base Date and further adjusted in such definition).  Notwithstanding the foregoing, Revenue Run-Rate shall not include separate account referral fees, interest income, the BNP money market administration fee or the Excluded Accounts, consistent with the methodology used to calculate the Aggregate Base Revenue Run-Rate.

(jj)            “Special Committee” means a committee of the Board of Directors of the Company formed on July 23, 2009 for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(kk)          “Special Dividend Amount” is the amount equal to (x) the Working Capital as of the Closing Measurement Date less (y) the Working Capital Requirement less (z) the Transaction Expenses to the extent not included in Working Capital.

(ll)            “Sub-Advisory Contracts” means those contracts listed on Schedule 8.10(ll) of the Company Disclosure Schedule.

(mm)        “Subsidiaries” means any and all corporations, partnerships, limited liability companies and other entities with respect to which any Person, directly or indirectly, (i) owns securities having the power to vote for members of the board of directors or similar body governing the affairs of such entity or (ii) otherwise possesses the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, as trustee or executor, as general partner or otherwise.

(nn)         “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly a majority of the voting power of the outstanding shares of the Company capital stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, on terms that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in its good faith judgment (after consultation with its financial advisor, taking into account all the terms and conditions of the Acquisition Proposal) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than this Agreement and the Merger, taken as a whole, and that is reasonably capable of being completed.  Reference to “this Agreement” and “the Merger” in this definition shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent after it receives written notice from the Company pursuant to Section 5.5(d) of the existence of, the identity of the Person making, and the terms and conditions of, any Acquisition Proposal.

(oo)         “Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

(pp)         “Tax Authority” or “Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

(qq)         “Tax Return” means any report, return, document, declaration or other information or filing and any schedule or attachment thereto or amendment thereof, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, claim for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(rr)           “the other party” means, with respect to the Company, Parent and means, with respect to Parent, the Company.

(ss)          “Transaction Expenses” means all unpaid fees to financial advisers and other consultants, severance, stay bonus or other payments to employees payable as a result of or payable upon consummation of the Merger, including the severance payments disclosed on Section 8.10(ss) of the Company Disclosure Schedule, and any other expenses of the Company related to the Merger, in each case, which are unpaid as of the time that Working Capital is calculated.

(tt)           “Working Capital” means, as of any date, the Current Assets minus the Liabilities, in each case of the Company and its Subsidiaries on a consolidated basis and determined in accordance with GAAP, as applied by the Company and its Subsidiaries on a basis consistent with prior periods, except that for purposes of calculating Working Capital, Liabilities shall not include the amount of  (x) any deferred rent or (y) any of the contingent liabilities set forth on Section 8.10(tt) of the Company Disclosure Schedule.

(uu)         “Working Capital Requirement” means an amount equal to $5,000,000.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ Jay Horgen
Name: Jay Horgen
Title: Executive Vice President

MANOR LLC

By:	/s/ Jay Horgen
Name: Jay Horgen
Title: Executive Vice President

HIGHBURY FINANCIAL INC.

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

INDEX OF DEFINED TERMS

“Accounting Referee” has the meaning set forth in Section 5.2(d).

“Acquisition Proposal” has the meaning set forth in Section 8.10(a).

“Action” has the meaning set forth in Section 3.1(j).

“Advisory Contract” has the meaning set forth in Section 8.10(b).

“Affiliate” has the meaning set forth in Section 8.10(c).

“Aggregate Base Revenue Run-In Rate” has the meaning set forth in Section 8.10(d).

“Aggregate Closing Revenue Run-In Rate” has the meaning set forth in Section 8.10(e).

“Aggregate Consenting Revenue Run-In Rate” has the meaning set forth in Section 8.10(f).

“Aggregate Merger Consideration” has the meaning set forth in Section 8.10(g).

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” has the meaning set forth in Section 8.10(h).

“Aston” has the meaning set forth in the recitals.

“Aston Management Owners” has the meaning set forth in the recitals.

“Base Date” has the meaning set forth in Section 3.1(z)(i).

“BHCA” has the meaning set forth in Section 3.1(dd).

“Blue Sky Laws” has the meaning set forth in Section 3.1(f)(ii).

“Board Nominees” has the meaning set forth in Section 5.4(c)(ii).

“Board of Directors” has the meaning set forth in Section 8.10(i).

“Book-Entry Share” has the meaning set forth in Section 1.8(b).

“Business Day” has the meaning set forth in Section 8.10(j).

“Certificate” has the meaning set forth in Section 1.8(b).

- ii -

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Client” has the meaning set forth in Section 8.10(k).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Measurement Date” has the meaning set forth in Section 8.10(l).

“COBRA” has the meaning set forth in Section 3.1(l)(iv).

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Disclosure Schedule” has the meaning set forth in Section 3.1.

“Company Intellectual Property” has the meaning set forth in Section 8.10(m)

“Company Plans” has the meaning set forth in Section 3.1(l)(i).

“Company Regulatory Agreement” has the meaning set forth in Section 3.1(bb).

“Company Rights” has the meaning set forth in Section 3.1(c).

“Company SEC Reports” has the meaning set forth in Section 3.1(h)(i).

“Company Series A Preferred Stock” has the meaning set forth in Section 3.1(c).

“Company Series B Preferred Stock” has the meaning set forth in Section 3.1(c).

“Company Stockholders Meeting” has the meaning set forth in Section 3.1(q).

“Company Warrants” has the meaning set forth in Section 3.1(c).

“Confidentiality Agreements” has the meaning set forth in Section 5.3(c).

“Consent” has the meaning set forth in Section 8.10(n).

“Contract” has the meaning set forth in Section 8.10(o).

- iii -

“Converted Shares” has the meaning set forth in Section 1.9.

“Costs” has the meaning set forth in Section 5.8.

“Current Assets” has the meaning set forth in Section 8.10(p).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 1.8(e).

“DLLCA” has the meaning set forth in Section 1.1.

“DOJ” has the meaning set forth in Section 5.4(b).

“Effective Time” has the meaning set forth in Section 1.3.

“Employment Agreements” has the meaning set forth in the recitals.

“Encumbrances” has the meaning set forth in Section 3.1(d).

“ERISA Affiliates” has the meaning set forth in Section 3.1(l)(iii).

“ERISA Client” has the meaning set forth in Section 3.1(z)(ii)(g).

“Exchange Act” has the meaning set forth in Section 3.1(f)(ii).

“Exchange Agent” has the meaning set forth in Section 2.1.

“Exchange Fund” has the meaning set forth in Section 2.1.

“Exchange Ratio” has the meaning set forth in Section 8.10(q).

“Expenses” has the meaning set forth in Section 8.10(r).

“Fee Reductions” has the meaning set forth in Section 8.10(t).

“FINRA” has the meaning set forth in Section 3.1(x).

“FTC” has the meaning set forth in Section 5.4(b).

“Fund Board Approval” has the meaning set forth in Section 5.4(c)(ii).

“Fund Shareholder Approval” has the meaning set forth in Section 5.4(c)(ii).

“GAAP” has the meaning set forth in Section 3.1(h)(ii).

“Governmental Authority” has the meaning set forth in Section 8.10(u).

- iv -

“HSR Act” has the meaning set forth in Section 3.1(f)(ii).

“Immediate Family” has the meaning set forth in Section 8.10(v).

“Intellectual Property” has the meaning set forth in Section 8.10(w).

“Investment Advisers Act” has the meaning set forth in Section 3.1(y)(vii).

“Investment Company” has the meaning set forth in Section 8.10(x).

“Investment Company Act” has the meaning set forth in Section 3.1(f)(ii).

“Investment Management Services” has the meaning set forth in Section 8.10(y).

“knowledge” has the meaning set forth in Section 8.10(z).

“Leases” has the meaning set forth in Section 8.10(aa).

“Liabilities” has the meaning set forth in Section 8.10(bb).

“Management Agreement” has the meaning set forth in Section 8.10(cc).

“Master Agreement” has the meaning set forth in Section 5.4(c)(ii).

“Material Adverse Effect” has the meaning set forth in Section 8.10(dd).

“Merger” has the meaning set forth in has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.8(a)

“Merger Sub” has the meaning set forth in set forth in the preamble.

“Notice” has the meaning set forth in Section 5.4(c)(ii).

“NYSE” has the meaning set forth in Section 8.10(ee).

“Parent” has the meaning set forth in set forth in the preamble.

“Parent Class B Stock” has the meaning set forth in Section 3.2(c).

“Parent Common Stock” has the meaning set forth in Section 3.2(c).

“Parent Convertible Securities” has the meaning set forth in Section 3.2(c).

“Parent Disclosure Schedule” has the meaning set forth in Section 3.2.

- v -

“Parent Expenses” has the meaning set forth in Section 7.2(b).

“Parent Preferred Stock” has the meaning set forth in Section 3.2(c).

“Parent Reference Price” has the meaning set forth in Section 8.10(ff).

“Parent SEC Reports” has the meaning set forth in Section 3.2(f)(i).

“Parent Stock Plans” has the meaning set forth in Section 3.2(c).

“Partner Non-Competition Agreements” has the meaning set forth in the recitals.

“Permits” has the meaning set forth in Section 3.1(g).

“Permitted Encumbrances” has the meaning set forth in Section 8.10(gg).

“Person” has the meaning set forth in Section 8.10(hh).

“Program Sponsor” has the meaning set forth in Section 5.4(c)(ii).

“Proprietary Funds” has the meaning set forth in Section 3.1(y)(i).

“Proxy Statement” has the meaning set forth in Section 3.1(q).

“QPAM” has the meaning set forth in Section 3.1(z)(ii)(g).

“QPAM Exemption” has the meaning set forth in Section 3.1(z)(ii)(g).

“Registered Investment Company” has the meaning set forth in Section 5.4(c)(ii).

“Registration Statement” has the meaning set forth in Section 3.1(q).

“Regulatory Agencies” has the meaning set forth in Section 3.1(x).

“Regulatory Law” has the meaning set forth in Section 5.4(b).

“Related Client” has the meaning set forth in Section 3.1(z)(ii)(a).

“Required Company Votes” has the meaning set forth in Section 3.1(u).

“Restated LP Agreement” has the meaning set forth in the recitals.

“Revenue Run-Rate” has the meaning set forth in Section 8.10(ii).

“Rights Agreement” has the meaning set forth in Section 3.1(c).

- vi -

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.1(g)(ii).

“SEC” has the meaning set forth in Section 3.1(h)(i).

“Securities Act” has the meaning set forth in Section 3.1(f)(ii).

“Special Committee” has the meaning set forth in Section 8.10(jj).

“Special Dividend” has the meaning set forth in Section 5.2(a).

“Special Dividend Amount” has the meaning set forth in Section 8.10(kk).

“Special Dividend Certificate” has the meaning set forth in Section 5.2(b)

“SRO” has the meaning set forth in Section 3.1(x).

“Sub-Advisory Contracts” has the meaning set forth in Section 8.10(ll).

“Subsidiaries” has the meaning set forth in Section 8.10(mm).

“Superior Proposal” has the meaning set forth in Section 8.10(nn).

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” has the meaning set forth in Section 8.10((oo).

“Tax Authority” has the meaning set forth in Section 8.10(pp).

“Tax Return” has the meaning set forth in Section 8.10(qq).

“Taxes” has the meaning set forth in Section 8.10(oo).

“Taxing Authority” has the meaning set forth in Section 8.10(pp).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.2(b).

“the other party” has the meaning set forth in Section 8.10(rr).

“Transaction Expenses” has the meaning set forth in Section 8.10(ss).

“Treasury Regulations” has the meaning set forth in the recitals.

“Treasury Shares” has the meaning set forth in the recitals.

“Voting Agreement” has the meaning set forth in the recitals.

- vii -

“Working Capital” has the meaning set forth in Section 8.10(tt).

“Working Capital Requirement” has the meaning set forth in Section 8.10(uu).

- viii -